                            ATTENTION:
                            ----------

                            CONTAINS
                       PROTECTED MATERIALS









                       GAS SALES AGREEMENT



                              between



                    CNG GAS SERVICES CORPORATION



                                and



                       FALL RIVER GAS COMPANY

TABLE OF CONTENTS

ARTICLE 1
GENERAL REPRESENTATIONS AND WARRANTIES....................................   1
    1.1  Seller's General Representations and Warranties..................   1
    1.2  Buyer's General Representations and Warranties...................   2

ARTICLE 2
DEFINITIONS...............................................................   3
    2.1  Definitions......................................................   3

ARTICLE 3
CHARACTER OF SERVICE......................................................   9
    3.1  Character........................................................   9

ARTICLE 4
GOVERNMENTAL ACTIONS......................................................   9
    4.1  Applicable Laws, Orders and Regulatons...........................   9
    4.2  Prohibition of Performance.......................................  10
    4.3  Duties...........................................................  10
    4.4  Approval by Massachusetts Department of Public Utilities.........  10
    4.5  Disallowance of Passthrough......................................  11

ARTICLE 5
DELIVERIES AND RECEIPTS...................................................  12
    5.1  Deliveries by Seller.............................................  12
    5.2  Receipts by Buyer................................................  12

ARTICLE 6
TITLE TRANSFER POINTS.....................................................  13
    6.1  Identification...................................................  13
    6.2  Risk of Loss; Indemnification....................................  13

ARTICLE 7
TERM......................................................................  13
    7.1  Commencement Date................................................  13
    7.2  Term of Agreement................................................  14
    7.3  Limitation of Seller's Delivery Obligations after Commencement
         Date.............................................................  14

ARTICLE 8
PRICING, CREDITING AND REIMBURSEMENTS.....................................  14
    8.1  Amounts Payable by Buyer.........................................  14
    8.2  Credit by Seller to Buyer's Account..............................  15
    8.3  Taxes............................................................  16
    8.4  Unavailability of Information....................................  16
    8.5  Alternative Commodity Unit Prices................................  16

ARTICLE 9
QUANTITIES................................................................  17
    9.1  Nominated Quantity and Requested Deliveries......................  17
    9.2  Storage Account..................................................  18
    9.3  Required Notifications...........................................  19
    9.4  Annual Adjustment to RQ..........................................  19
    9.5  Other Adjustments................................................  19

ARTICLE 10
LIMITED DELIVERIES BY TRANSPORTING
PIPELINES AND SELLER SUPPLY ALLOCATION....................................  20
   10.1  Limited Deliveries by Transporting Pipelines.....................  20
   10.2  Supply Allocation................................................  20
   10.3  Priority for Certain Quantities..................................  22
   10.4  Buyer Certification; Sanctions...................................  22

ARTICLE 11
BILLING AND PAYMENT.......................................................  23
    11.1  Basis of Billings...............................................  23
    11.2  Seller's Statement..............................................  25
    11.3  Buyer's Payment.................................................  25
    11.4  Payment Default.................................................  25
    11.5  Disputed Charges................................................  26
    11.6  Adjustments.....................................................  27
    11.7  Audits..........................................................  27
    11.8  Other Information...............................................  27

ARTICLE 12
PROCESSING AND MEASUREMENT................................................  27
    12.1  Processing......................................................  27
    12.2  Measurements....................................................  27

ARTICLE 13
TRANSPORTATION............................................................  28
    13.1  Responsibility for Transportation...............................  28

ARTICLE 14
REPRESENTATIONS AND WARRANTIES............................................  28
    14.1  Jurisdictional Status...........................................  28
    14.2  Quality and Pressure............................................  28
    14.3  Title...........................................................  29
    14.4  Supply..........................................................  29

ARTICLE 15
FORCE MAJEURE.............................................................  29
    15.1  Suspension......................................................  29
    15.2  Definition of Force Majeure....................................  30
    15.3  Exclusion.......................................................  30
    15.4  Other Effects...................................................  30

ARTICLE 16
DAMAGES AND TERMINATION RIGHTS............................................  31
    16.1  Obtaining Alternate Supplies or Markets.........................  31
    16.2  Buyer's Damages.................................................  32
    16.3  Seller's Damages................................................  33
    16.4  Termination in Event of a Delivery Shortfall by Seller..........  33
    16.5  Effect of Article 16............................................  34

ARTICLE 17
FINANCIAL RESPONSIBILITY..................................................  34
    17.1  Maintaining Buyer's Financial Responsibility....................  34
    17.2  Bankruptcy of Party.............................................  35

ARTICLE 18
ASSIGNMENT................................................................  35
    18.1  Assignment of the Agreement.....................................  35

ARTICLE 19
COLLATERAL DOCUMENTS......................................................  36
    19.1  Capacity Managment Agreement....................................  36
    19.2  Support Letter..................................................  36
    19.3  Guarantee.......................................................  36
    19.4  Buyer's Agreements with Transporters.............................  36
    19.5  Seller's Agreements with Transporters............................  37

ARTICLE 20
TRANSPORTER PENALTIES.....................................................  37
    20.1  Responsibility for Penalties....................................  37

ARTICLE 21
MISCELLANEOUS..............................................................37
     21.1  Choice of Law...................................................37
     21.2  Entire Agreement................................................38
     21.3  Notices.........................................................38
     21.4  Exclusion of Third Party Rights.................................38
     21.5  Waiver..........................................................38
     21.6  Confidentiality.................................................39
     21.7  Refunds and Retroactive Price Adjustments.......................39
     21.8  Severability....................................................39
     21.9  Amendments and Other Modifications..............................40
     21.10 Headings........................................................40
     21.11 Arbitration.....................................................40
     21.12 Further Assurances..............................................40
     21.13 Reserve Auditor's Report........................................40
     21.14 Additional Credit by Seller to Buyer's Account..................41

                                 GAS SALES AGREEMENT
                                 --------------------

     THIS AGREEMENT, dated this 1st day of June, 1993, by and between CNG GAS SERVICES CORPORATION, a Delaware Corporation, hereinafter referred to as "Seller," and FALL RIVER GAS COMPANY, a Massachusetts Corporation, hereinafter referred to as "Buyer," each hereinafter referred to sometimes as "Party" or collectively as "Parties."

                                      WITNESSETH:

     WHEREAS, Seller desires to sell natural gas on a firm basis to Buyer under and as provided by the terms and conditions of this Agreement; and

     WHEREAS, Buyer desires to purchase natural gas on a firm basis from Seller under and provided by the terms and conditions of this Agreement;

     WHEREAS, Buyer, as a local distribution company with a public utility service obligation to provide reliable and affordable Gas service to its customers, requires a reliable, reasonably priced, firm source of Gas supply;

     WHEREAS, Seller, as a merchant acquiring Gas supply for resale, requires a firm market for such supply;

     WHEREAS, Seller has furnished Buyer with a signed Letter from Seller's parent corporation, Consolidated Natural Gas Company, describing the organization and ownership of itself, and its subsidiaries, CNG Gas Services Corporation and CNG Producing Company, as of the date hereof.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, Seller and Buyer mutually agree and covenant as follows:

                                    ARTICLES 1
                         GENERAL REPRESENTATIONS AND WARRANTIES

1.1  Seller's General Representations and Warranties:
     -----------------------------------------------

     Seller makes the following general representations and warranties:

          (a) Seller has or will acquire a supply of Gas which Seller desires to sell and deliver to Buyer on a firm basis;

          (b) Seller desires to enter into an agreement for the sale of Gas, as set forth herein;

          (c)  Seller (i) holds all necessary corporate authorizations and
               (ii) by the execution and delivery of this Agreement will not violate its Articles of Incorporation or any applicable law or regulation;

          (d) Seller has duly appointed an officer or other agent to act as its attorney-in-fact to execute this Agreement; and

          (e) Seller possesses all required Governmental Authorizations, and all such Governmental Authorizations are in full force and effect.

1.2  Buyer's General Representations and Warranties
     ----------------------------------------------

     Buyer makes the following general representations and warranties:

          (a) Buyer desires to acquire a firm supply of Gas and to purchase and receive such supply from Seller on a firm basis;

          (b) Buyer desires to enter into an agreement for the purchase of Gas, as set forth herein;

          (c)  Buyer (i) holds all necessary corporate authorizations and
               (ii) by the execution and delivery of this Agreement will not violate its Articles of Incorporation or any applicable law or regulation;

          (d) Buyer has duly appointed an officer or other agent to act as its attorney-in-fact to execute this Agreement; and

          (e) Buyer possesses all required Governmental Authorizations, except for the authorizations identified in Section 4.4, and all such Governmental Authorizations are in full force and effect.

                                    ARTICLES 2
                                    DEFINITIONS

2.1 Definitions. The following terms, as used in this Contract, shall have the meanings set forth below (whether or not such terms are capitalized herein):

          (a) "ABC Group" means the group of local distribution systems in New England informally organized for the purpose of engaging in joint negotiations for the purchase of Gas from Seller, and including Colonial Gas Company, Fall River Gas Company, Town of Middleborough, Massachusetts, Municipal Gas & Electric Department, and City of Norwich Department of Public Utilities; provided the existence of such group shall not confer any legal obligation on Buyer or Seller extending beyond the express language of this Agreement or restrict the ability of Buyer or Seller to separately negotiate and enter into mutually agreeable amendments to this Agreement.

          (b) "Alogonquin" means Algonquin Gas Transmission Company, or any successor entity that may hereafter own or operate its gas transmission facilities.

          (c) "Back-Up Gas" means that supply of gas to be tendered by Seller into CNG Transmission for redelivery into Texas Eastern under the conditions specified in Sections 10.1 and 10.2.

          (d) "Base Segment Capacity Entitlement" means the quantification of Buyer's firm right to use Texas Eastern pipeline segments in Zones STX, ETX, WLA, and ELA respectively, as such quantification may be stated from time to time as a "Base Segment Capacity Entitlement" in Texas Eastern's FERC Gas Tariff.

          (e) "Billing Quantity" means the monthly quantity of Gas employed for billing purposes hereunder, as further described in Section 11.1 hereof.

          (f)  "Btu" means the quantity of heat contained in one British
     Thermal Unit, as defined in accordance with tariff and operating procedures of Transporter. Where appropriate, "Btu's" shall mean the plural of the aforementioned definition. The term "MMBtu" means one million (1,000,000) Btu's.

          (g) "Capacity Management Agreement" means that certain Capacity Management Agreement dated as of the date hereof, which agreement further defines Seller's rights and obligations with respect to Individually-Certificated Capacity Rights and Unbundled Capacity Rights.

          (h) "City Gate" means that point on the Algonquin system that interconnects with Buyer's local distribution facilities and at which Algonquin delivers and transfers custody of Gas to Buyer.

          (i) "CNG Transmission" means CNG Transmission Corporate or any successor person or entity that may hereafter own or operate its gas transmission facilities.

          (j) "Commodity Unit Price" means the amount in U.S. dollars payable by Buyer for each MMBtu (as defined herein) of Gas included in the Billing Quantity. Such price shall be computed on the "as delivered", unsaturated (dry) condition of such gas.

          (k) "Contract Year" means a period of twelve (12) consecutive months, except as specified below. The first Contract Year shall begin on the Commencement Date and shall end on May 31, 1994. The second and subsequent Contract Years shall begin on June 1 and end on May 31 of the following calendar year.

          (l) "Day" means the 24-hour period as defined in the FERC Gas Tariffs of Texas Eastern and Algonquin, respectively.

          (m) "Entitlement Quantity" or "EQ" means (i) up to 29,799 MMBtu's per Day of Gas, representing the sum of the MTQ and MSQ (as the MTQ and MSQ may change, as provided in the definitions thereof below), to be delivered into Algonquin for transportation to the City Gate minus
     (ii) Transportation Shrinkage on Algonquin.

          (n) "Extraneous Gas" means supplies available to Buyer under existing contracts to cover periods of peak demand on Buyer's distribution system, which supplies originate from such sources as propane injection facilities, exchange or transportation arrangements with other distribution companies in New England, or liquified natural gas facilities located in the vicinity of Boston, Massachusetts. On or before October 1, 1993, the parties shall prepare and complete a Schedule of Extraneous Gas in substantially the form of Appendix IV hereto.

          (o) "FERC" means the Federal Energy Regulatory Commission, or any successor federal agency that may regulate the interstate transportation of natural gas by pipeline.

   (p) "Filed Rate" means the rate Transporter files with the FERC for transportation (including storage) services and which Transporter is entitled to collect, as reflected from time to time in the rate sheets contained in Transporter's FERC Gas Tariff, notwithstanding that such rate may be subject to refund. If two or more rates are stated for the same service, the highest rate shall be deemed the Filed Rate.

   (q) "Force Majeure Event(s)" shall be those event(s) described in Section
15.2.

   (r) "Gas" means pipeline quality natural gas.

   (s) "Governmental Authorization" means any material governmental license, permit, franchise and other authorization of any federal, state, or local governmental authority which is necessary for a Party to obtain before such Party may lawfully execute this Agreement or commence the purchase or sale of Gas hereunder.

   (t) "Individually-Certificated Rights" mean the rights to use the capacity of Transporter (i) conferred on Buyer through the execution of a service agreement with Transporter and (ii) qualifying as transportation (including storage) services individually certificated under Section 7(c) of the Natural Gas Act, as amended from time to time. Individually-Certificated Capacity Rights are documented in rate schedule(s) appearing in Transporter's FERC Gas Tariff. Such Individually-Certificated Capacity Rights are further identified in Exhibit "A" hereto.

   (u) "Kosciusko Input Quantity" means the quantity of gas that Texas Eastern from time to time may direct Buyer or Seller (as capacity manager of Buyer's Unbundled Capacity Rights under the Capacity Management Agreement) to tender at point(s) of interconnection with United Gas Pipeline Company and/or Southern Natural Gas Company in the vicinity of Kosciusko, Mississippi in order to maintain or increase the effective capacity of Texas Eastern's pipeline system.

   (v) "Maximum Storage Quantity" or "MSQ" means the maximum MMBtu's of Storage Gas per day that can be withdrawn from storage and delivered into Algonquin for transportation to the City Gate using Buyer's portfolio of Individually-Certificated Capacity Rights and Unbundled Capacity Rights (as reduced by Transportation Shrinkage on Algonquin). The MSQ is additional to the MTQ. It is recognized that the MSQ is a changing quantity which is a function, inter alia, of the balance of working gas credited by Transporter to each storage customer's account, the month in which withdrawals are scheduled, the pipeline capacity of

Transporter available from the storage facility to the City Gate, and, for each Transporter, Transportation Shrinkage and the specific terms and conditions of each storage rate schedule and associated transportation rate schedule and general terms and conditions of Transporter applicable to storage customers. Any such change in the MSQ shall not operate to increase or decrease the MTQ or RQ hereunder and Seller shall have no obligation to cover any change in deliveries caused thereby with increased or decreased quantities of Reserved Gas.

   (w) "Maximum Transportation Quantity" or "MTQ" means 17,814 MMBtu's per day of Gas to be delivered to the City Gate using Buyer's portfolio of (i) Individually-Certificated Capacity Rights and (ii) Unbundled Capacity Rights. To the extent such Unbundled Capacity Rights and Individually-Certificated Capacity Rights are subject to reduction due to annual contract quantity, seasonal and other limitations stated in Transporter's FERC Gas Tariff, the MTQ shall be correspondingly reduced. The MTQ is stated net of Transportation Shrinkage on Texas Eastern and is additional to the MSQ.

   (x) "Mcf" means one thousand (1,000) cubic feet.

   (y) "Month" means the period beginning on the first day of the calendar month and ending on the first day of the following calendar month, as further defined in the FERC Gas Tariffs of Texas Eastern and Algonquin, respectively.

   (z) "National Fuel Gas" means National Fuel Gas Supply Corporation or any successor person or entity that may hereafter own or operate its gas transmission facilities.

   (aa) "Nominated Quantity" means that quantity of Gas per day that Buyer notifies Seller pursuant to Section 9.1 that Buyer desires be delivered by Algonquin to the City Gate, not to exceed the EQ.

   (ab) "Party" means either Buyer or Seller, as the context requires.

   (ac) "Resale Customer" means a residential, commercial, or industrial customer who purchases Gas on a firm basis from Buyer.

   (ad) "Resale Load" means the aggregate Gas consumption by Resale Customers, to the extent such consumption is attributable to firm purchases of Gas from Buyer.

   (ae) "Reservation Fee" means the amount payable by Buyer each month during the term hereof to obtain an available supply of Reserved Gas from Seller, as specified in Section 8.1(a). Except as provided in Sections 15.4(a) and 16.2(c), the Reservation Fee shall not be refundable to or otherwise recoupable by Buyer and shall not operate as a credit against any other charge payable by Buyer hereunder, including any amount payable by Buyer as a Commodity Charge.

   (af) "Reservation Quantity" or "RQ" means 18,560 MMBtu's per day of Reserved Gas to be made available by Seller for delivery into Texas Eastern, plus adjustments necessary to track changes in Transportation Shrinkage, as reflected in the rate or tariff sheet filings of Texas Eastern and/or Algonquin with the FERC made effective after June 1, 1993, in the manner specified in Appendix II hereto. Except as provided in Section 9.4 and 9.5 and Appendix II, the RQ shall be fixed for the term of this Agreement.

   (ag) "Reserve Auditor" means Ralph E. Davis Associates, Inc., or any other successor firm selected by CNG Producing Company to prepare a report concerning CNG Producing Company's reserves for filing with the Securities and Exchange Commission.

   (ah) "Reserved Gas" means the Gas held or acquired by Seller for delivery under the terms and conditions hereof, excluding Supplemental Gas and Back-Up Gas; provided that in no event shall the use of such term or any other provision of this Agreement be construed to create a dedication, commitment or other charge against specific leases, properties or gas purchase contracts owned or controlled by Seller, CNG Producing Company or any other entity under common ownership and control with Seller. Further, this Agreement shall not preclude Seller from selling to others Reserved Gas that Seller determines is surplus to that required to satisfy Seller's delivery obligations hereunder.

   (ai) "Storage Account" means the account maintained by Seller for each Contract Year reflecting the net balance from time to time of Storage Input Quantities and Storage Output Quantities.

   (aj) "Storage Gas" means Reserved Gas or other Gas which is stored at the various underground storage fields pursuant to Individually-Certificated Capacity Rights and Unbundled Capacity Rights.

   (ak) "Storage Input Quantity" means the monthly quantity of Gas referred to in Section 9.2 and Appendix III.

   (al) "Storage Output Quantity" means the monthly quantity of Gas referred to in Section 9.2 and Appendix III.

   (am) "Texas Eastern" means Texas Eastern Transmission Corp. or any successor entity that may hereafter own or operate its gas transmission facilities.

   (an) "Texas Eastern Supply Allocation Pool" means Gas produced and available from wells or production platforms physically attached to or normally delivered into the gathering or transmission facilities of Texas Eastern.

   (ao) "Title Transfer Point" shall be as described in Section 6.1 hereof.

   (ap) "Transco" means Transcontinental Gas Pipe Line Corporation or any successor person or entity that may hereafter own or operate its gas transmission facilities.

   (aq) "Transporter Costs" mean all amounts that would be payable to a Transporter for the transportation (including storage) of the Billing Quantity using the billing paths described in Section 11.1 hereof were Buyer (instead of Seller) acting as shipper under the specific Rate Schedules listed in Exhibit "A" hereto, including all amounts that would be payable as reservation fees, demand charges, usage fees, volumetric fees, commodity charges and storage injection and storage withdrawal charges. Transporter Costs shall also include all additional charges that would be associated with such transportation, including, but not limited to GRI charges, ACA charges, take-or-pay charges, taxes imposed on the transportation or use of Gas, transition costs and any other charges that any Transporter would be authorized to collect under such circumstances pursuant to FERC Order Nos. 500, 528, 636, successor orders or otherwise as the result of governmental action.

   (ar) "Transportation Shrinkage" means fuel, line losses, storage losses and other in-kind deductions of Gas that Transporter would be entitled to make in accordance with Transporter's FERC Gas Tariff.

   (as) "Transportation Shrinkage Quantity" means the positive difference between Gas receipts by Transporter and Gas deliveries by Algonquin at the City Gate using the billing paths described in Section 11.1 for the Billing Quantity, reflecting Transportation Shrinkage. The Transportation Shrinkage Quantity shall be determined consistent with Section 11.1 and the example set forth in Appendix II hereto.

   (at) "Transporter" means each of Texas Eastern, Algonquin, CNG Transmission, National Fuel Gas and Transco; to the extent such pipeline renders service in connection with Buyer's Unbundled Capacity Rights and Individually-Certificated Capacity Rights. Buyer expects to acquire on each such pipeline the Unbundled Capacity Rights and/or Individually-Certificated Capacity Rights identified in Exhibit "A" hereto.

   (au) "Unbundled Capacity Rights" mean the firm rights to use the capacity of Transporter (i) conferred on Buyer through the execution of a service agreement with Transporter and (ii) qualifying as blanket certificate transportation (including storage) services for purposes of 18 C.F.R. Part 284 or successor regulations. Unbundled Capacity Rights are documented in rate schedule(s) appearing in Transporter's FERC Gas Tariff. Such Unbundled Capacity Rights are further identified in Exhibit "A" hereto.

                                ARTICLE 3
                           CHARACTER OF SERVICE

3.1 Character

    (a) Seller represents that it is not an entity subject to direct sales regulation by the FERC, any state public utility commission, or any other governmental agency; and

    (b) Seller's obligation to sell and deliver and Buyer's obligation to purchase and receive Gas are exclusively contractual and arise solely under the provisions of this Agreement.


                                ARTICLE 4
                           GOVERNMENTAL ACTIONS

4.1 Applicable Laws, Orders and Regulations. This Agreement is subject to all valid laws, orders, rules, and regulations of duly constituted federal, local, and state governmental authorities having jurisdiction.

4.2 Prohibition of Performance. In the event that any federal, local, or state governmental authority having jurisdiction over a Party at any time prohibits performance of this Agreement in whole or in part in any material respect, then the Party so affected may by giving notice thereof suspend performance of this Agreement to the extent so prohibited, in which event the other Party shall likewise be entitled to suspend its performance hereunder to the extent its performance corresponds to the performance so prohibited. The affected Party shall give prompt notice to the other Party of any such governmental action. Any such suspension shall cause an extension of the term of this Agreement coterminous with the period of suspension. During any such period of suspension, the Parties shall negotiate in good faith the substitution of feasible, nonprohibited alternative means of performance.
If, notwithstanding such good faith negotiations, the Parties are unable to agree upon substitution of performance, as provided above, on or before 45 days after performance is first suspended pursuant to this Section 4.2, then either Party may terminate this Agreement by giving notice to the other Party.

4.3 Duties. In all filings, discussions and other contacts with governmental authorities relation to this Agreement (excluding such filings, discussions or other contacts as may be made in connection with the litigation or arbitration of disputes among the Parties hereunder) or any Governmental Authorization sought in connection therewith, each Party shall be subject to the following continuing duties:

     (a)  To fully inform the other Party of material developments;

     (b) To vigorously advocate and defend the prudence and commercial reasonableness of this Agreement;

     (c) To refrain from seeking and to reasonably defend against any governmental action that would materially and adversely modify the right and obligations of either Party hereunder or trigger the termination or suspension provisions of this Agreement;

     (d)  To otherwise exercise good faith in dealings with the other Party;
          and

     (e) Not to misrepresent any material fact relating to this Agreement to any governmental authority.

4.4  Approval by Massachusetts Department of Public Utilities.
     ---------------------------------------------------------

     (a) The Parties recognize that, to the extent it has a term that exceeds one (1) year, this Agreement is subject to the approval of the Massachusetts

          Department of Public Utilities ("MDPU"). Accordingly, upon execution of this Agreement, Buyer shall proceed with due diligence and use its best efforts to obtain from the MDPU all requisite authorizations and approvals to purchase and receive Gas in accordance with the terms off this Agreement. Buyer shall furnish to Seller copies of any and all petitions, testimony, exhibits, supporting documentation and other evidence which are filed in support of Buyer's request for approval of this Agreement from the MDPU (excluding materials relating to Buyer's purchase agreements with other suppliers and other commercially sensitive materials that Buyer treats as confidential and proprietary).

     (b) Buyer shall notify Seller of any ruling, order or decision by the MDPU regarding the authorizations applied for above ("Authorization Order") and provide Seller with a copy of such Authorization Order. If the Authorization Order approves this Agreement without any condition, material change, or other modification, then Buyer shall accept the authorizations contained therein and/or otherwise required by law to enable Buyer to perform its obligations under this Agreement. If the Authorization Order denies approval of this Agreement or conditions approval on the making of any material change or other modification, including deletion or amendment of any term or provision of this Agreement, then, promptly after the issuance of such Authorization Order, the Parties shall then commence negotiations in good faith to attempt to agree upon modifications of this Agreement which would be responsive to the Authorization Order; provided, however, that nothing contained herein shall obligate either Party to agree to any modification which would, in the view of that Party, materially and adversely affect the profitability or other benefits of this transaction or render the performance or administration of this Agreement commercially unfeasible. If the Parties fail to agree upon such responsive modifications, then this Agreement shall continue in full force and effect, in the form in which MDPU approval was originally sought, but shall expire at the end of the preliminary term identified in Section 7.2 (a). If the Parties agree upon such responsive modifications, then Buyer shall accept the authorizations contained in the Authorization Order and/or otherwise required by law to enable Buyer to perform its obligations under this Agreement, and this Agreement shall continue in full force and effect, in the form so modified, until the end of the term identified in Section 7.2 (b).

4.2 Disallowance of Passthrough. Unless otherwise mutually agreed to in writing, upon providing ninety (90) days prior written notice, Buyer may terminate this Agreement in the event the MDPU or other federal, state or local regulatory authority having jurisdiction over

Buyer issues a ruling, order or decision (with respect to which an appeal, in the good faith judgment of Buyer, is not practicable) disallowing passthrough by Buyer to its customers of any portion of the costs paid or payable to Seller under this Agreement for any past or future period. During such ninety
(90) day notice period, the price of Gas shall not be changed from the price as specified herein, regardless of any disallowance by such governmental authority, except as mutually agreed by the Parties. Buyer shall immediately provide a written copy to Seller of the ruling, order or decision setting forth the disallowance. The parties shall then negotiate in good faith to attempt to agree upon modifications of this Agreement that would eliminate the grounds for such disallowance; provided however that nothing contained herein shall obligate either Party to agree to any modification which would, in the view of that Party, materially and adversely affect the profitability or other benefits of the transaction or render the performance or administration of this Agreement commercially unfeasible. Seller shall also have the option to credit Buyer for the full amount of the disallowance in which event the termination notice of Buyer shall be deemed withdrawn and this Agreement shall continue in full force and effect with an appropriate amendment to reflect Seller's continuing obligation to fully credit Buyer for the disallowance for the remaining term of this Agreement. Buyer agrees not to make a unilateral application to the MDPU or any other authority seeking a disallowance, nor shall it take any affirmative action that has the intended effect of enhancing or supporting any application to or action by the MDPU or such other regulatory authority to effect such disallowance.

                                    ARTICLE 5
                            DELIVERIES AND RECEIPTS

5.1 Deliveries by Seller. Seller shall tender to Transporter a sufficient quantity of Gas, up to the sum of (a) the RQ, (b) the MSQ, and (c) Transportation Shrinkage associated with (a) and (b), such that Transporter may, in accordance with its FERC Gas Tariff, transport and deliver to Algonquin and Algonquin may, in accordance with its FERC Gas Tariff, transport and schedule for delivery at the City Gate a quantity of Gas equivalent to the Nominated Quantity on each day throughout the term of this Agreement. Notwithstanding the foregoing sentence, Seller shall not be obligated to tender to Transporter such quantities of Gas that Seller may be excused pursuant to Section 15.1 from tendering and/or Seller may be obligated to tender to other Supply Allocation Customers (as defined below) pursuant to Article 10; provided nothing in this Section 5.1 shall operate to expand or limit Buyer's rights under Articles 15 and 16.

5.2 Receipts by Buyer. Except to the extent Buyer's obligations may be suspended in accordance with Section 15.1, Buyer shall use its best efforts to operate its distribution facilities to accept Gas from Algonquin at rates consistent with Algonquin's FERC Gas Tariff and in a manner intended to permit delivery by Algonquin to Buyer on each day throughout the term of this Agreement of a quantity of Gas corresponding to the Nominated Quantity.

                                   ARTICLE 6
                            TITLE TRANSFER POINTS

6.1 Identification. The Title Transfer Point(s) for Gas sold and purchased hereunder shall be at the City Gate; provided that if the FERC Gas Tariff of any Transporter requires that Buyer, rather than Seller, have title to the Gas in order for Gas to be stored or transported, the Parties shall establish upstream Title Transfer Point(s) for the Gas subject thereto. Any such upstream Title Transfer Point(s) shall be set forth in Exhibit "A" to this Agreement. The Parties shall revise Exhibit "A" from time to time as necessary to identify such upstream Title Transfer Points as are currently operative. Regardless of whether title to Gas injected into storage is transferred upstream as provided above. Buyer shall be entitled to receive delivery at the City Gate of an equivalent quantity of Gas in the manner specified in Section 5.1

6.2 Risk of Loss; Indemnification. Seller shall own and be deemed to be in actual or constructive control and possession of the Gas until such Gas shall have been delivered at the Title Transfer Point(s) identified in Section 6.1 hereof. Buyer shall own and be deemed to be in actual or constructive control and possession of the Gas after delivery of such Gas to the Title Transfer Point(s) identified in Section 6.1 hereof. As between the parties, each Party shall bear the risk of loss for such Gas and for any injury or damage caused thereby while such Gas is in its actual or constructive control or possession; provided that Seller shall be and remain liable for any and all damages attributable to processing and/or quality deficiencies occurring after such Gas has been delivered to the Title Transfer Point(s) pursuant to the exercise of Seller's rights under Section 12.1, notwithstanding Buyer's control over and possession of such Gas.

                                    ARTICLE 7
                                      TERM

7.1 Commencement Date. This Agreement shall be deemed to have commenced on June 1, 1993 ("Commencement Date"):

7.2  Term of Agreement.

     (a) This Agreement shall be in effect for a preliminary term beginning on the Commencement Date and ending on the earlier of the date (i) Buyer may accept authorizations identified in and as provided in Section 4.4 (b), or (ii) one year from Commencement Date.

     (b) In the event such acceptance occurs on or prior to the date one year from the Commencement Date, this Agreement shall continue until May 31, 1999, and shall further continue for successive terms of one (1) year thereafter until and unless terminated by either Party upon at least eleven (11) months written notice to the other Party prior to the end of the then-current term.

7.3 Limitation of Seller's Delivery Obligations after Commencement Date. It is recognized that Buyer may be conferred Unbundled Capacity Rights and/or Individually-Certificated Capacity Rights on Transporters other than Texas Eastern and Algonquin and that the absence of such Capacity Rights after the Commencement Date may limit Seller's ability to deliver the quantity of gas otherwise contemplated hereby. Accordingly, during the period after the Commencement Date but prior to the date that all such Capacity Rights have been conferred on Buyer and Seller becomes fully authorized under FERC regulations to use such Capacity Rights for the service of Buyer hereunder, Seller's delivery obligations in effect hereunder shall be limited to the extent necessary to correspond with Capacity Rights that Seller may actually use for the service of Buyer hereunder; provided that Seller shall at all times during such period make commercially reasonable efforts to maximize Seller's use of the effective capacity of such Capacity Rights that are then conferred on Buyer and are usable by Seller. During such period and with Buyer's approval, Seller may contract for interruptible transportation with the affected Transporter or an alternative transporting pipeline as necessary to mitigate the limits on Seller's ability to deliver the quantity of gas otherwise contemplated hereby. If Buyer approves such contracting by Seller, Buyer shall pay all transportation charges associated therewith.

                                     ARTICLE 8
                     PRICING, CREDITING AND REIMBURSEMENTS

8.1 Amounts Payable by Buyer. The following amounts shall be payable to Seller by Buyer hereunder:

     (a) Reservation Fee. Each month during the term of this Agreement, Buyer shall pay a Reservation Fee of $2.43 times the RQ;

     (b) Reserved Gas Commodity charge. Each month during the term hereof, Buyer shall pay a Reserved Gas Commodity Charge equal to the product of (i) the portion of the Billing Quantity comprising Reserved Gas and the Transportation Shrinkage Quantity and
         (ii) the Reserved Gas Commodity Unit Price computed in accordance with Appendix I hereto;

     (c) Back-Up Gas Commodity Charge. Each month during the term hereof, as limited by Section 11.1(b), when Back-Up Gas is delivered by Seller pursuant to Section 10.1 or Section 10.2, Buyer shall pay a Back-Up Gas Commodity Charge equal to the product of (i) the portion of the Billing Quantity comprising Back-Up Gas and (ii) the Back-Up Gas Commodity Unit Price computed in accordance with Appendix I hereto;

     (d) Transporter Costs. Buyer shall pay the Transporter
         Costs applicable during the term of this Agreement; and

     (e) Costs Relating to Back-Up Gas. If Seller delivers
         Back-Up Gas during the month, then, as limited by Section 11.1(b), Buyer shall reimburse Seller for all costs of the type included within the definition of Transporter Costs and that are payable to Seller, as provided in Section 10.1 or 10.2.

8.2 Credit by Seller to Buyer's Account. If a Transporter issues a refund that pertains to a rate schedule and service comprising an Unbundled Capacity Right and/or an Individually-Certificated Capacity Right and such refund relates to charges of the type previously billed to and paid by Buyer as "Transporter Costs", Seller shall recompute such Transporter Costs using the reduced rates and charges forming the basis of such refund and, as soon as reasonably practicable, shall credit Buyer's account with the positive difference, if any, between the Transporter Costs, as paid by Buyer, and the Transporter Costs, as so recomputed. In addition, Seller shall credit Buyer's account with an amount equal to the time value of the cash flow realized by Seller from such prior collections of Transporter Costs reflecting the higher rates and charges. Such time value shall be computed using the interest rate and procedures identified in 18 C.F.R. Section154.67(c)(2) or successor FERC regulations. The obligation of Seller to make such adjustment(s) in favor of Buyer shall survive the termination or expiration of this Agreement and shall be paid in cash to the extent such adjustment(s) may exceed the amount payable by Buyer to Seller hereunder.

8.3 Taxes. In the event any sales, use, excise, or transfer tax is imposed on the transfer of natural gas under the terms of this Agreement, or if any tax is imposed in any other manner so as to constitute directly or indirectly a charge upon the privilege of transferring ownership of the natural gas delivered to Buyer, such tax shall be the sole liability of Buyer. In addition, if Buyer and/or Seller by reason of this Agreement becomes subject to a public utilities gross receipts tax or any other gross receipts tax, which tax is attributable to deliveries of Gas made by Seller hereunder, the tax shall be the sole liability of Buyer and shall in no manner constitute an obligation of Seller. It is agreed that in the event of the enactment of a broad based energy tax, whether measured by carbon content, Btu content, Mcf's, monetary value, or any other measure, the prices designated herein exclude this tax, and that this tax will be an addition to the stated price hereunder and constitute the liability of Buyer hereunder. In the event Seller pays or remits any tax which by action of this Section is the liability of Buyer, such amounts will be added to the payments due Seller from Buyer under this Agreement. Buyer agrees to furnish to Seller required documentation in support of any claimed exemptions from any tax considered herein, including exemption certificates, registration numbers, and any other documentation required for administration of this Section 8.3. As of the date of this Agreement, no legislation has been enacted by any governmental authority which would require tax reimbursements to be paid by Buyer to Seller hereunder; provided that the Parties are aware, as of the date hereof, that federal tax legislation may be enacted calling for a Btu-based tax on gas. If Buyer makes tax reimbursements to Seller hereunder, and Seller thereafter receives a refund of the taxes so reimbursed, Seller shall promptly pay over such refund to Buyer.

8.4 Unavailability of Information. If published information required for the pricing computation under Section 8.1 hereof and Appendix I hereto ceases to be available for any reason, the Parties shall mutually agree on an alternate index or price methodology yielding substantially similar results to those produced by the previously employed index or price methodology. During negotiations, the applicable index prices which continue to be available shall be utilized. In the event the Parties fail to reach agreement on an alternate index or price methodology within thirty (30) days after such information ceases to be available, then the matter shall be determined by arbitration pursuant to Section 21.11.

8.5 Alternative Commodity Unit Prices. Within 60 days after the Commencement Date, the Parties shall enter into good faith negotiations concerning a mechanism tracking postings for natural gas futures on the New York Mercantile Exchange ("NYMEX") that would establish an alternative Commodity Unit Price for Reserved Gas to be sold hereunder. It is contemplated that Buyer could irrevocably select with reasonable advance notice to Seller such alternative Commodity Unit Price for a period corresponding with the delivery months for which futures prices are then posted by NYMEX. It is also contemplated that such mechanism would (a) permit such alternative Commodity Unit Price to track over time the differences in the market price for natural gas delivered into Henry Hub and/or other NYMEX bench mark locations and that for natural gas delivered into Texas Eastern and (b) provide Seller with reasonable compensation for the transaction costs Seller may incur in purchasing futures, options or other contracts necessary to hedge Buyer's selected NYMEX-based price. Any mutual agreement concerning such alternative Commodity Unit Price shall be set forth in a written amendment to this Agreement and shall have prospective effect only.

                                 ARTICLE 9
                                QUANTITIES

9.1  Nominated Quantity and Requested Deliveries.

     (a) On or before 12:00 noon Eastern Time of the second day preceding the Commencement Date and on each day thereafter during the term of this Agreement, Buyer shall notify Seller of the Nominated Quantity to be in effect on the second day following the day of notification; provided that in no event shall Buyer notify Seller of a Nominated Quantity that exceeds the EQ. In lieu of making daily notifications as provided above, Buyer may notify Seller of the Nominated Quantity that will apply (unless modified as provided below) during each day of a specified period of up to one month.

     (b) Based on Buyer's good faith projection of changes in its City Gate receipts from that forming the basis for Buyer's previous notification of the Nominated Quantity in effect for the day in question, Buyer may notify Seller of Buyer's request that Seller deliver a quantity of Gas that differs (more or less) from such Nominated Quantity. Subject to any limitations in the FERC Gas Tariff of the applicable Transporter(s), Seller shall accommodate such request by Buyer; provided that Seller shall have the right to utilize the no notice service embedded in any Transporter rate schedules applicable to Buyer's Unbundled Capacity Rights, as Seller determines is necessary to accommodate such request.

     (c) At all times, the Nominated Quantity, Buyer's requests under Section 9.1 (b) for quantities that differ therefrom, and Buyer's actual receipts from Algonquin shall reflect that:

        (i) With respect to Gas other than Extraneous Gas, Buyer is receiving Gas to serve Buyer's Resale Customers in preference to gas available from any other supplier; and

        (ii) With respect to Extraneous Gas, Buyer is receiving not more than the maximum quantity specified in the then-current Schedule of Extraneous Gas; provided that (A) such maximum quantity shall not apply during any period when the provisions of Sections 10.1, 10.2, or 15.1 apply and (B) nothing herein shall operate to prevent the Parties from agreeing to waive such restriction if the Parties agree that the delivery of additional volumes of Extraneous Gas in lieu of City Gate deliveries hereunder by Seller would be mutually beneficial.

        The provisions of this Section 9.1(c) shall cease to apply for an individual month once Buyer has nominated and Algonquin has confirmed for transportation to the City Gate a total monthly quantity equal to the EQ times the number of days in such month.

9.2 Storage Account. On or before the tenth (10th) day of each month, Seller shall furnish Buyer an updated Storage Account Schedule in the form attached hereto as Appendix III to apply during the following month. Such schedule will take into account the cumulative Storage Input/Output Quantities to date for the current (April through March) storage injection/withdrawal season. Because the FERC Gas Tariffs of the applicable Transporters provide that a firm customer's injection and withdrawal rights are a function of such customer's storage account inventories, as of a specific calendar date, the Parties recognize that no definitive or absolute minimum and maximum Storage Input Quantities and Storage Output Quantities can be identified for the entire season on Appendix III. Nevertheless, Seller will track Buyer's requested injections/withdrawals made during the current injection/withdrawal season and project on a monthly basis, for the remainder of that season, a default nomination of Storage Input/Output Quantities based on the assumption that Buyer desires pro rata injections/withdrawals during each of the remaining months of that season, subject to the constraints of Transporter's FERC Gas Tariff and the key determinants set forth in Appendix III (e.g. "turn targets", etc.). the default quantity shown therein will serve as Buyer's binding nomination of the Storage Input/Output Quantity for the following month, unless Buyer notifies Seller prior to the 10th business day prior to the end of the current month of a different Storage Input/Output Quantity falling within the range of the maximum and minimum quantities set forth on the current Storage Account Schedule. In addition, Seller will project, given the above mentioned constraints and assumptions, a minimum and maximum Storage Input/Output quantity for the upcoming month and will include this quantity under the appropriate column on Appendix III. If Buyer wishes to select a Storage Input/Output

Quantity between the minimum and maximum range so specified, it may do so by notifying Seller as above in lieu of the defaulting quantity. all Storage Input/Output Quantities, including any default quantity, shall become binding on Buyer and Seller, unless otherwise mutually agreed, on the 10th business day prior to the upcoming month.

9.3 Required Notifications. Each Party shall notify the other Party verbally and, as soon thereafter as reasonably practicable, in writing of any known event which might reasonably be expected to materially affect the delivery or receipt of the Nominated quantity or the differing quantity requested by Buyer pursuant to Section 9.1 (b).

9.4 Annual Adjustment to RQ. By giving at least 180 days prior notice, Buyer may increase, because of a corresponding increase in Buyer's Resale Load, the RQ effective at the beginning of each Contract Year; provided that (a) such increased RQ shall not cause a corresponding increase in the MSQ or in Seller's obligation to deliver Back-Up Gas and (b) Seller shall not be obligated to accommodate an increase greater than ten percent (10%) of the RQ previously in effect if Seller determines in its sole judgment reasonably exercised that Seller has insufficient firm supplies available to it at reasonable cost to satisfy such requested increase. At Buyer's request, Seller will assist Buyer in procuring for Buyer's account and at Buyer's sole expense the transportation arrangement desired by Buyer to effectuate delivery of Reserved Gas attributable to the RQ increase pursuant to this Section, including, but not limited to interruptible transportation agreements, firm transportation agreements and capacity release agreements with firm shippers on Texas Eastern, Algonquin, and other Transporters; provided that Seller shall not be liable to Buyer in the event transportation arrangements satisfactory to Buyer cannot be procured. If Buyer is successful in procuring such transportation arrangements, the MTQ and EQ shall be increased correspondingly.

9.5 Other Adjustments. If Buyer experiences what it reasonably believes to be a permanent reduction in Resale Load during a Contract Year, Buyer may give notice of its desire to reduce the RQ, the EQ and the MTQ to the extent of the reduction in such load. If Buyer gives such notice, Buyer shall continue to pay the Reservation Fee specified in Section 8.1(a) until the end of the then current Contract Year. Thereafter, the Reservation Fee shall be computed using the RQ set forth in Buyer's reduction notice. Upon receipt of any such notice, Seller shall use reasonable efforts to sell Reserved Gas previously earmarked for delivery to Buyer hereunder to others at the highest
Reservation Fee reasonably available. Reservation Fees collected from such sales by Seller during the remainder of the then current Contract Year shall be credited to Buyer's account up to the amount of the Reservation Fees that would have been otherwise collected from Buyer. At Seller's request, Buyer shall provide full and complete information regarding the plant closing or similar occurrence affecting a Resale customer which caused the permanent reduction in Resale Load.

                                  ARTICLE 10
                     LIMITED DELIVERIES BY TRANSPORTING
                   PIPELINES AND SELLER SUPPLY ALLOCATION

10.1 Limited Deliveries by Transporting Pipelines. To the extent an insufficient delivery of Gas to Buyer is attributable to a Transporter or other transporting pipeline invoking its capacity curtailment plan or otherwise limiting its deliveries, Seller will dispatch to Buyer only such quantities of Gas as may then be transported consistent with the tariff and procedures of the Transporter or other transporting pipeline. Seller shall notify Buyer of such situation immediately upon obtaining actual notice thereof, and shall identify in such notice the anticipated duration of such limited deliveries by Transporter. To the extent permitted by such procedures and tariff, Seller will, during periods when the ambient temperature in Pittsburgh, Pennsylvania, as forecasted by Air Science Consultants or such other independent meteorological weather consultant as may be retained by Seller or by a firm affiliated with Seller, equals or exceeds 0 degrees Fahrenheit during any 24-hour period, tender to CNG Transmission a quantity of Back-Up Gas (in addition to such quantities of Reserved Gas and Storage Gas as can then be transported to Buyer's City Gate) equal to the lesser of
(a) seventy percent (70%) of the RQ or (b) an amount which when combined with the amount of Reserved Gas and Storage Gas (to the extent such Gas can then be withdrawn and transported) delivered by Seller equals the Nominated Quantity. In the event the forecasted ambient temperature described above is less than 0 degrees Fahrenheit, Seller will tender to CNG Transmission such quantity of Back-Up Gas, if any, that can be procured on the spot market from suppliers with Gas that is then contractually uncommitted to other purchasers or that has been released from prior contractual commitments. Whenever Seller learns that the forecasted ambient temperature as described above is less than 0 degrees Fahrenheit, Seller will promptly notify Buyer of this fact.

10.2 Supply Allocation. If Seller has, for any reason, an insufficient supply of Gas to fully satisfy the total delivery nominations of (a) Buyer under this Agreement, (b) other ABC Group customers of Seller under other firm purchase contracts with Seller and (c) other similarly-situated firm sales customers of Seller to whom Seller has heretofore or may hereafter extend contractual supply allocation rights (each of such persons or entities are referred to herein individually as "Supply Allocation Customer" and collectively as "Supply Allocation Customers") and when the provisions of
Section 10.1 do not apply, Seller shall notify Buyer of such situation immediately upon obtaining actual knowledge thereof, and shall identify in such notice the anticipated duration of such supply insufficiency. During any such period of supply insufficiency, Seller shall use the following procedures to dispatch and allocate Gas:

     (a) Seller shall discontinue deliveries to customers of Seller that are served by interruptible or "at will" sales agreements;

     (b) Remaining available gas will be dispatched from the Texas Eastern Supply Allocation Pool to all Supply Allocation Customers in proportion to the respective Nominated Quantity or other quantity requested by each Supply Allocation Customer under the applicable firm gas sales agreement;

     (c) Seller will, during periods when the ambient temperature in Pittsburgh, Pennsylvania, as forecasted by Air Science Consultants or such other independent meteorological weather consultant as may be retained by Seller or by a firm affiliated with Seller, equals or exceeds 0 degrees Fahrenheit during any 24-hour period, tender to CNG Transmission for the account of each Supply Allocation Customer a quantity of Back-Up Gas (in addition to such quantities of Reserved Gas and Storage Gas as can then be transported to the city-gate or other point of transfer under the applicable gas sales agreement) equal to the lesser of (a) seventy percent (70%) of the RQ or other maximum daily delivery entitlement in effect under the applicable gas sales agreement or (b) an amount which when combined with the amount of Reserved Gas and Storage Gas (to the extent such Gas can then be withdrawn and transported) delivered by Seller equals the Nominated Quantity or other quantity requested by the Supply Allocation Customer. In the event the forecasted ambient temperature described above is less than 0 degrees Fahrenheit, Seller will tender to CNG Transmission such quantity of Back-Up Gas, if any, that can be procured on the spot market from suppliers with Gas that is then contractually uncommitted to other purchasers or that has been released from prior contractual commitments. Whenever Seller learns that the forecasted anticipated ambient temperature as described above is less than 0 degrees Fahrenheit, Seller will promptly notify Buyer of this fact.

If Buyer receives the foregoing notice from Seller of a supply insufficiency, Buyer may notify Seller within 2 days after receipt of such notice that it does not desire to receive any Back-Up Gas during the anticipated period of supply insufficiency. If Buyer gives such notice, Seller and Buyer shall be released prospectively for this time period from their respective obligations under this Agreement regarding the receipt and delivery of Back-Up Gas. Such release of obligations shall continue until the first day of the month following the month in which Seller gives notice that its supplies are no longer insufficient and that supply allocation is no longer required; provided that nothing in this Section 10.2 shall operate to expand or limit Buyer's rights under Articles 15 and 16; and further provided that during such period of release, Buyer shall continue to pay the entire Reservation Fee hereunder, except to the extent otherwise provided in Section 16.2.

10.3 Priority for Certain Quantities. If during periods when Section 10.2 applies, Seller is notified by a Supply Allocation Customer that such Supply Allocation Customer will be unable to render service to the priority-use requirements specified in Sections 401 and 402 of the Natural Gas Policy Act of 1978 (NGPA) and 18 C.F.R. Section 281.201. ET SEQ. of the FERC Regulations ("high-priority use requirements") or that adjustment of the dispatch quantity is necessary to avoid irreparable injury to life or property (including environmental emergencies) or to provide for minimum plant protection ("emergency situation") unless such Supply Allocation Customer is dispatched a certain quantity of Gas by Seller, such Supply Allocation Customer will be afforded priority over all other quantities to be dispatched to Supply Allocation Customers pursuant to Section 10.2 with respect to the certain quantity so specified in such Supply Allocation Customer's notice to Seller, but not to exceed the RQ or other maximum daily delivery entitlement under the applicable gas sales agreement.

10.4 Buyer Certification; Sanctions. If Buyer gives notice to Seller pursuant to Section 10.3, Buyer shall provide Seller, within 24 hours after such notification, a sworn statement attesting:

       (a) that all sources of gas supply available to Buyer outside its firm purchase contract with Seller, including peak-shaving Gas and Gas owned, leased or contract storage, were and are being utilized to the maximum extent possible during the time period for which this priority is in effect;

       (b) that all interruptible services provided by Buyer on its system were and are being interrupted during the time period for which this priority is in effect; and

       (c) that no alternate fuel could be utilized or is available to be utilized to prevent the necessity for priority treatment.

In the event Buyer fails to provide such sworn statement within such 24-hour period, all quantities given priority status by Seller pursuant to Section
10.3 shall be billed to Buyer, as Seller's liquidated damages, at a rate of $25.00 per MMBtu; it being understood that such action by Buyer would cause Seller damages in amounts that are difficult to quantify.

                               ARTICLE 11
                          BILLING AND PAYMENT

11.1  Basis of Billings.

      (a) All billings for amounts due hereunder shall be based on the Billing Quantity; provided that during any period when Seller's or Buyer's performance is suspended pursuant to Section 15.1 or Seller's deliveries are reduced in accordance with Section
           10.1 or 10.2, Buyer's payment obligation shall apply only to such quantities as are actually delivered for Buyer's account. The Billing Quantity shall be equal (for the applicable month of delivery) to the sum of (i) the Nominated Quantities
           (as modified pursuant to Section 9.1(b) and confirmed and scheduled for transportation to the City Gate by Algonquin),
           (ii) the Storage Input Quantity (if applicable), and (iii) the Transportation Shrinkage Quantity minus the Storage Output Quantity (if applicable); provided, however, that to the extent possible, all such quantities shall be adjusted to reflect actual deliveries prior to the rendering of the bill. To the extent such adjustment cannot be made at such time, it shall be reflected in the next bill.

      (b) For billing and other transactional purposes hereunder, the following rules shall apply, regardless of whether such methodology corresponds with the actual physical flow of Gas to the City Gate or into or out of storage:

           (i) In determining the Billing Quantity for pricing hereunder, Buyer shall be deemed to purchase Reserved Gas before Back-Up Gas is purchased;

           (ii)   Buyer shall be deemed to purchase Back-Up Gas only when
                  Section 10.1 or Section 10.2(c) applies, and Buyer has not given notice to Seller of Buyer's desire not to receive Back-Up Gas, and Seller's delivery obligations respecting Reserved Gas and Storage Gas are suspended pursuant to
                  Section 15.1. If such suspension provision does not apply, the Gas, regardless of its physical source, shall be considered Reserved Gas in accordance with the procedure set forth in Section 11.1(b)(i) above;

           (iii) In determining the Billing Quantity for pricing hereunder, Buyer shall be deemed to have purchased Gas in proportion to Buyer's Base Segment Capacity Entitlement and the Kosciusko Input Quantity in effect from time to time;

           (iv) In determining Transporter Costs, Seller shall be deemed to have used the following billing paths to deliver Gas to Buyer or for Buyer's account:

                  (A) General Billing Path. Unless otherwise provided herein, Transporter Costs shall be determined as if the Billing Quantity were (1) delivered into Texas Eastern at Zones ELA, WLA, STX and ETX and Kosciusko, Mississippi in proportion to Buyer's respective Base Segment Capacity Entitlement for such zones and the Kosciusko Input Quantity, (2) transported by Texas Eastern for redelivery to Algonquin at the Filed Rate applicable
                       To Texas Eastern Rate Schedule CDS and (3) transported by Algonquin to the City Gate at the Filed Rate in effect from time to time under the appropriate rate schedule(s);

                  (B) Storage Input Quantity Billing Path. Transporter Costs shall be determined on the same basis as provided in
                       Section 11.1(b)(iv)(A) above. The Storage Input Quantity shall be deemed to have been injected into storage at the Filed Rate in effect from time to time under the applicable Transporter rate schedules identified in Exhibit "A" hereto and in proportion to the annual maximum storage entitlement and at the points specified in Buyer's service agreements under such rate schedules;

                  (C) Storage Output Quantity Billing Path. Transporter Costs shall be determined as if the Storage Output Quantity were (1) withdrawn from storage and transported to Algonquin at the Filed Rate in effect from time to time under the applicable Transporter rate schedules identified in Exhibit "A" hereto, in proportion to the respective maximum transportation quantities and at the points specified in Buyer's service agreements with the applicable Transporters, and (2) transported by Algonquin to the City Gate at the Filed Rate in effect from time to time under the appropriate rate schedule(s); and

                  (D) Back-Up Gas Billing Path. Transporter Costs shall be determined by reference to the points within Texas Eastern's

                   Market Area at which the Back-Up Gas is actually redelivered by CNG Transmission to Texas Eastern.

           (v) With respect to Back-Up Gas and the transportation charges associated therewith, Buyer shall be deemed to have purchased the quantities measured at the applicable receipt points into CNG Transmission.

      (c) The Parties understand that from time to time imbalances may arise between the Billing Quantity, which is based on the quantity nominated by Buyer pursuant to Section 9.1, and the quantity physically delivered to Buyer by Algonquin at the City Gate. Accordingly, the Parties recognize a continuing and mutual obligation that survives the term of this Agreement to reconcile nominated quantities with physical quantities and to settle positive or negative imbalances through commercially reasonable means, including but not limited to: (i) delivery by Seller of quantities designated by Buyer pursuant to Section 9.1 but not received by Buyer and (ii) with respect to quantities not nominated by Buyer pursuant to
           Section 9.1 but received by Buyer, return by Buyer at no cost to Seller of equivalent quantities at mutually agreeable locations and times or payment by Buyer of an amount equal to the price under this Agreement for Gas in effect at the time payment for the imbalance is rendered.

11.2 Sellers Statement. Seller shall render a billing statement on or before the tenth day of each month setting forth the amounts due from Buyer in accordance with Article 8 for the preceding month based on the Billing Quantity. Seller shall identify all Transporter Costs in such billing statement or in a separate statement.

11.3 Buyer's Payment. Payment by Buyer shall be due ten (10) days after receipt by Buyer of Seller's invoice. All the foregoing payments to Seller shall be made by wire transfer in immediately available funds to the following bank account, or to such other bank account as Seller may designate from time to time:

                   CNG Gas Services Corporation
                   c/o Chase Manhattan Bank, New York
                   ABA #021000021
                   For deposit to Account No. 9102565117.

11.4 Payment Default. Except for any amount that Buyer disputes in accordance with Section 11.5, should Seller fail to receive full payment of any portion of any bill for when such amount is due, interest on the unpaid portion of the bill shall accrue at the then effective prime interest rate (Chase Manhattan Bank) plus two percent (2%) or the then maximum lawful interest rate, whichever is lower, from the due date until payment is received. Seller shall notify Buyer if Seller has failed to receive Buyer's payment on or before five (5) days after the due date. If such failure to pay continues for fifteen (15) days after the due date, Seller, in addition to any other remedy it may have hereunder, may, upon giving Buyer three (3) days prior notice, suspend further delivery of Gas until such amount is paid.

11.5 Disputed Charges. If Buyer in good faith shall dispute the amount of any such bill, Buyer shall timely pay to Seller such amounts as Buyer agrees are correct. With respect to the portion of the bill that Buyer may determine in good faith to be incorrect, Buyer shall follow either of the following procedures:

      (a) Within 15 days after the payment due date, Buyer shall furnish to Seller a good and sufficient bond from a reputable and solvent surety to secure payment to Seller of the amount ultimately found due upon such bills after a final determination, then Seller shall not be entitled to suspend delivery of Gas on account of such disputed claim while such bond is in effect (unless other grounds for suspension by Seller apply hereunder), and the dispute shall be resolved by arbitration, as provided in Section 21.11. If it is determined that Buyer does not owe the disputed amount, Seller shall reimburse Buyer for the cost of the surety bond plus the amount of interest that has accrued on the cost of the surety bond from the time the surety bond was purchased by Buyer until such time as Buyer is determined not to owe the disputed amounts, at the prime interest rate (Chase Manhattan
           Bank) in effect at the time of Seller's original bill or the then maximum lawful interest rate, whichever is lower; or

      (b) Buyer shall pay the entire amount billed and shall identify in writing the portion that Buyer determines in good faith to be incorrect. In such event, Seller shall not be entitled to suspend delivery of Gas on account of such dispute by Buyer (unless other grounds for suspension by Seller apply hereunder), and the dispute shall be resolved by arbitration, as provided in Section 21.11. If it is determined that Buyer does not owe the disputed portion, Seller shall refund the overpayment made by Buyer plus the amount of interest that has accrued on such overpayment since the date it was made at the prime interest rate (Chase Manhattan Bank) in effect at the time of Seller's original bill or the then maximum lawful interest rate, whichever is lower.

11.6 Adjustments. Subsequent to any bill having been paid, if any overcharge or undercharge in any form whatsoever shall be found, Seller shall refund the amount of any overcharge received by Seller, and Buyer shall pay the amount of any undercharge due Seller within thirty (30) days after final determination thereof, provided, however, no retroactive adjustment will be made for any overcharge or undercharge identified or objected to for the first time after a period of twenty-four (24) months from the last day of the calendar year in which the invoice reflecting the overcharge or undercharge was issued.

11.7 Audits. Each Party shall have the right, at its sole expense, to audit the books and records of the other Party during the other Party's business hours to determine the accuracy of any such billing statement or billing rendered by the other Party; provided that neither Party shall exercise such audit right more frequently than once per year. In conducting such audits, Buyer and other members of the ABC Group shall reasonably coordinate the timing of any such audit and to endeavor to retain the same auditing firm.

11.8 Other Information. Upon Seller's request, Buyer shall provide Seller with a copy of all transportation requests and nominations made by Buyer to Transporter for all Gas purchased hereunder.

                          ARTICLE 12
                  PROCESSING AND MEASUREMENT

12.1 Processing. Subject to the requirements of the FERC tariff of Transporter transporting gas for Buyer's account, Seller reserves the continuing right, without notice to Buyer, to cause all Gas delivered and sold hereunder to be processed for the extraction of natural gas liquid products; provided that the processing right of Seller in no way relieves Seller of its obligations hereunder. When Seller exercises this right, Seller shall indemnify and hold Buyer harmless from (a) all processing fees and charges, (b) all Btu shrinkage resulting from such processing, (c) all transportation charges applicable to Gas to be processed that are additional to those that would otherwise be incurred by Buyer absent such processing, and (d) all liabilities, losses or damages to persons or property resulting from or relating to the processing, extraction or transportation of such natural gas liquid products. Seller shall retain and have title to all such natural gas liquid products.

12.2 Measurements. The measurement of the quantity and quality of all Gas delivered at the Title Transfer Point(s) hereunder shall be conducted consistent with the practice of Transporter and in accordance with the provisions of its approved FERC tariff; provided that if Transporter computes Btu's on other than an "as delivered" or unsaturated basis, proper adjustments shall be made to convert measured quantities to reflect the "as delivered" or unsaturated condition of the Gas at the Title Transfer Point. Such tariff shall govern the procedures to be followed and adjustments to be made, if any, in the event errors in measurement are discovered.

                         ARTICLE 13
                       TRANSPORTATION

13.1 Responsibility for Transportation. Seller shall arrange transportation of the Gas covered hereby to Buyer's City Gate using Buyer's Unbundled Capacity Rights and Individually Certificated Capacity Rights or such other transportation arrangements that Seller deems appropriate.

                        ARTICLE 14
               REPRESENTATIONS AND WARRANTIES

14.1 Jurisdictional Status. With respect to all Gas sold under this Agreement, Seller warrants in the alternative that (i) all such Gas shall not be subject to the jurisdiction of FERC under Section 7 of the Natural Gas Act of 1938 ("NGA") or (ii) if such Gas is subject to such jurisdiction, all authorizations from the FERC necessary to sell such Gas to Buyer have been obtained.

14.2 Quality and Pressure. Seller warrants that all Gas delivered to Buyer shall be of merchantable quality and warrants that all Gas when delivered to the custody of Transporter or of an upstream pipeline(s) delivering Gas to Transporter (a) shall meet or exceed the minimum specifications of Transporter and any such upstream pipeline concerning quality and minimum Btu value and (b) shall be so delivered in compliance with the pressure requirements as set forth in the effective tariff of Transporter and any such upstream pipeline (anywhere within the applicable pipeline's allowable pressure range up to the maximum). Buyer's remedy for the breach of the foregoing warranty shall be damages as calculated under Section 16.2 hereunder, or at the Buyer's option, replacement by the Seller at no additional expense to Buyer of the quantity of non-conforming Gas with an equivalent quantity of conforming Gas, and in either event, Seller shall indemnify and hold Buyer harmless for any damages caused by such non-conforming Gas. If Seller is required to make such replacement, upon Seller's request,

Buyer shall assign to Seller, Buyer's rights, if any, as shipper, to the quantity of non-conforming Gas, if any, retained by Transporter.

14.3 Title. Seller warrants that it has title to or the right to sell all Gas delivered hereunder and that such Gas shall be free and clear from liens and adverse claims by third parties upon delivery to Buyer or for Buyer's account hereunder. Seller shall indemnify Buyer and hold it harmless from any and all suits, actions, debts, accounts, damages, costs, losses, and expenses arising from or out of adverse claims of any person or entity to said Gas.

14.4 Supply. Seller covenants that it will maintain under contract(s) throughout the term of this Agreement a supply of Gas, which supply will not be committed by Seller on a firm basis to any other purchaser or to any other contract and will be sufficient to satisfy Seller's delivery obligations under this Agreement; it being understood that such delivery obligations are subject to the suspension provisions of Section 15.1 and the provisions of
Article 10 conditioning Seller's obligation to maintain and tender supplies of Back-Up Gas.

                               ARTICLE 15
                             FORCE MAJEURE

15.1 Suspension. In the event either Party is prevented from performing its respective obligation to deliver or to receive any quantity of Gas by force majeure, as defined below, the obligation of that Party to deliver or to receive Gas under this Agreement shall be suspended for the duration of such event and to the extent of the quantity so affected by force majeure and such Party shall not be considered to have breached its obligations hereunder. A Party claiming force majeure hereunder shall, in good faith, take all measures reasonably required to relieve itself of the cause of the force majeure and shall promptly notify the other Party when such cause or causes are removed. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty; provided that such settlement is pursued with reasonable dispatch. The above reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing entities when such course is or is deemed to be inadvisable or inappropriate in the discretion of the Party having the difficulty. A Party shall give prompt notice and reasonably full particulars to the other Party of the occurrence and duration of any claimed force majeure event. During any period in which force majeure prevents performance hereunder, Seller or Buyer shall continue to deliver or receive that quantity of Gas which it may prudently deliver or receive in light of the magnitude of the force majeure and in accordance with Article 10 hereof.

15.2 Definition of Force Majeure. Force majeure means acts of God; strikes, lockouts or other industrial disturbances; acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, and epidemics; landslides, lightning, earthquakes, fires, storms, hurricanes, floods, washouts, extreme weather conditions impairing the operation of production, transportation, or distribution facilities; orders, directives, restraints and requirements of the government and governmental agencies, either federal or state, civil, and military; failure of transportation because of an event constituting force majeure or other excuse for interruption, curtailment or discontinuation by Transporter of transportation or other services; explosions, breakage, freezing, or accident to facilities or lines of pipe; and any other cause not enumerated herein not within the control of the Party claiming excuse, which prevents a party from performing under this Agreement in the manner provided for herein (including the use by Seller or by Buyer of Texas Eastern, Algonquin, and other Transporters); provided, however, that such cause affecting performance by either Party shall not relieve it of liability to the extent that the cause resulted from that Party's negligence or willful misconduct. For purposes of this Section 15.2, an event of the type described above that physically limits deliveries by United Gas Pipeline Company of the Kosciusko Input Quantity into Texas Eastern, that causes a physical reduction of transportation service by Texas Eastern, and that applies to Buyer's Unbundled Capacity Rights and/or Individually-Certificated Capacity Rights shall be considered an event of force majeure, but only if Seller has made every reasonable effort to deliver this quantity of Gas to Buyer utilizing receipt points and capacity into Texas Eastern other than at Kosciusko.

15.3 Exclusion. Force majeure shall not include particularly the failure of Seller to have available sufficient Gas supply on hand to permit Seller to perform its obligations to deliver the RQ hereunder, unless such failure is caused by an event of force majeure as described in Section 15.2 hereof.

15.4  Other Effects.  In the event a Party suspends performance pursuant to
Section 15.1, the other Party shall have the following rights:

      (a) If Seller is the Party suspending performance, and if the Force Majeure Event does not relate to a pipeline, storage or other facility under the dominion of Transporter or any other transporting pipeline, Buyer shall receive a credit against the Reservation Fee payable by Buyer ("Reservation Fee Credit") equal to $.08 times (i) the sum of the Nominated Quantities for each day of suspension during the applicable Month minus (ii) the sum of Seller's actual City-Gate deliveries for each day of suspension during that Month.

      (b) If Buyer is the Party suspending performance, Buyer shall be obligated to continue to pay all amounts payable hereunder, including, but not limited to the Reservation Fee.


                                  ARTICLE 16
                       DAMAGES AND TERMINATION RIGHTS

16.1 Obtaining Alternate Supplies or Markets. If (a) either Party fails, in whole or in part, to perform its obligations under this Agreement, (b) such failure results in a shortfall in deliveries by Seller or receipts by Buyer from the quantity nominated by Buyer pursuant to Section 9.1 (a) (as modified to reflect changes accommodated by Seller pursuant to Section 9.1(b)), and
(c) the obligations that a Party so fails to perform are not subject to the suspension provisions of Article 15 (the foregoing three conditions are hereafter referred to collectively in this Article 16 as "Damage Triggering Conditions"), the other Party shall use its reasonable efforts to mitigate the effect of such failure in accordance with the following procedures:

      (a) If Seller fails to perform its obligation to deliver Gas to Buyer, Buyer shall, without prejudice to its rights to collect damages from Seller in accordance with Section 16.2, make commercially reasonable efforts to secure a replacement source of supply on either a firm or interruptible basis. If Buyer has secured a replacement source of firm supply, once Seller regains its ability to deliver Gas to Buyer, Seller shall have the option to (i) allow Buyer to purchase from the replacement source; provided that Seller shall resume deliveries of Gas under this Agreement as soon as Buyer's obligation to purchase Gas from the replacement source has expired, or (ii) require that Buyer discontinue receiving Gas from the replacement source, provided that Seller shall pay to Buyer an amount equal to that which is required to reimburse such replacement supplier for any reservation fee, penalties, and other charges for Gas contracted for but not taken by Buyer from such replacement supplier. Buyer shall make commercially reasonable efforts to obtain a least cost replacement source of Gas that can be interrupted when Seller is once again able to perform, taking into account Buyer's need for a reliable replacement source.

      (b) If Buyer fails to perform its obligation to receive Gas from Seller, Seller shall, without prejudice to its rights to collect damages from Buyer in accordance with Sections 16.3 hereunder, make commercially reasonable efforts to secure a replacement interruptible market for the Gas which Buyer is entitled to receive under this Agreement, provided that once Buyer regains its ability to receive Gas from Seller, Seller shall resume delivery to Buyer of that quantity of Gas that Seller is obligated to deliver hereunder.

16.2 Buyer's Damages. During any period when the requirements of the Damage Triggering Conditions applicable to Seller are fully satisfied, Buyer shall be entitled to collect the following damages from Seller:

      (a) An amount equal to the difference between (i) the actual amount expended by Buyer to secure a quantity of replacement supplies (such supplies not to exceed in any month a quantity of replacement supplies equal to the number of days in the month times the EQ) and (ii) the amount which would have been payable as Commodity Charges pursuant to Section 8.1 if Seller had delivered such supplies during the month. In addition, Seller shall reimburse Buyer for any extra expense not included in the foregoing amount that Buyer incurs in procuring such supplies from the replacement source, including, but not limited to, supplier reservation charges, transportation charges and overrun, imbalance and other penalties assessed by Transporters or other transporting pipeline. For purposes of the immediately preceding sentence the term "extra expense" shall mean any such expense of Buyer to the extent it exceeds that which would have been incurred by Buyer if Seller had delivered Gas in the manner provided herein;

      (b) To the extent Buyer cannot obtain replacement supplies through Algonquin or any other means and, as a result, is forced to curtail Resale Customers or is unable to inject Gas into storage, an amount equal to (i) (A) the Reservation Quantity times the number of days in the month minus (B) the quantity of replacement supplies included in the damage computation of Section 16.2(a) above minus (C) the quantity actually delivered by Seller during the month times (ii) 2 times the Back-Up Gas Commodity Unit Price in effect for that month; and

      (c) A credit equal to the entire Reservation Fee otherwise payable by Buyer for the month in which Seller's delivery shortfall occurs, if the quantity that Seller fails to deliver on any Day during that month exceeds 2% of the EQ and Buyer is on that Day ready, willing and able to receive the entire quantity of Gas nominated under Section 9.1(a), as modified to reflect changes accommodated by Seller pursuant to Section 9.1(b).

Seller shall pay Buyer any damages to which Buyer is entitled under this Section on or before the fifteenth (15th) day after Seller receives a written calculation of the amount of such damages from Buyer.

16.3 Seller's Damages. During any period when the requirements of the Damage Triggering Conditions applicable to Buyer are fully satisfied, Seller shall be entitled to collect the following damages from Buyer (in addition to such sums as may continue to be due and payable by Buyer under Article 8 hereof):

      (a) An amount equal to the difference between (i) the actual revenues realized by Seller from the sale of Gas in the replacement markets with respect to the quantity of Gas equal to that received by Buyer during such period from other sources, not including Extraneous Gas, not to exceed for any Day the EQ and
            (ii) the amount which would have been payable as Commodity Charges pursuant to Section 8.1(b) if Buyer had received such quantity of Gas during the month. In addition, Buyer shall reimburse Seller for any extra expense not included in the foregoing amount that Seller incurs in disposing of such Gas in the replacement markets, including, but not limited to transportation charges. For purposes of the immediately preceding sentence the term "extra expense" shall mean any such expense of Seller to the extent it exceeds that which would have been incurred by Seller if Buyer had received Gas in the manner provided herein; and

      (b) To the extent Seller cannot obtain replacement markets, an amount equal to (i) (A) the Reservation Quantity times the number of days in the month minus (B) the quantity of replacement market supplies included in the damage computation of Section 16.3(a) above minus (C) the quantity actually received by Buyer during the month times (ii) the Reserved Gas Commodity Unit Price in effect for that month.

Buyer shall pay Seller any damages to which Seller is entitled in hereunder on or before the fifteenth (15th) day after Buyer receives a written calculation of the amount of such damages from Seller.

16.4  Termination in Event of a Delivery Shortfall by Seller.

      (a) If a delivery shortfall by Seller (i) occurs for any reason, other than a Force Majeure Event, (ii) exceeds 2% of the EQ times the number of Days in which such delivery shortfall occurs, and (iii) occurs during a cumulative period of seven (7) individual Days during any March through November period or during a cumulative period of four (4) individual Days during any

            December through February period, Buyer may terminate this Agreement; provided (i) such notice is given no later than 30 days after any such delivery shortfall occurs and (ii) such termination shall be effective on the first Day of the second month after such notice is received by Seller.

      (b) If a delivery shortfall by Seller (i) occurs on account of a Force Majeure Event not relating to a pipeline transporting Seller's gas supplies for sale to Buyer hereunder, (ii) exceeds 2% of the EQ times the number of Days in which such delivery shortfall occurs, and (iii) continues for a period in excess of 60 Days, Buyer may terminate this Agreement; provided
            (i) such notice is given no later than 30 Days after any such delivery shortfall occurs and (ii) such termination shall be effective on the first Day of the second month after such notice is received by Seller.

      (c) If a delivery shortfall by Seller (i) occurs on account of a Force Majeure Event relating to a pipeline transporting Seller's gas supplies for sale to Buyer hereunder, (ii) exceeds 2% of the EQ times the number of Days in which such delivery shortfall occurs, and (iii) continues for a period in excess of 180 Days, Buyer may terminate this Agreement; provided (i) such notice is given no later than 30 Days after any such failure occurs and (ii) such termination shall be effective on the first Day of the second month after such notice is received by Seller.

16.5 Effect of Article 16. Except as provided in Sections 6.2, 12.1, 14.2 and 14.3, the damages specified in this Article 16 constitute the sole and exclusive damage remedies available to a Party in the event of a breach of any obligation specified herein (excepting the obligation to pay sums then continuing to be due and payable hereunder) and shall be payable in the event of such breach in lieu of any other damages available at law, including, but not limited to, consequential or punitive damages; provided that nothing in this Article 16 shall be construed to impair the right of either Party to exercise a right to terminate this Agreement, as expressly provided for in this Article 16 or elsewhere in this Agreement, or to put an end to this Agreement by cancellation, as provided by law.


                                ARTICLE 17
                          FINANCIAL RESPONSIBILITY

17.1 Maintaining Buyer's Financial Responsibility. If Seller in its sole judgment, reasonably exercised, determines that the financial responsibility of Buyer has materially deteriorated from its condition on the Commencement Date such that reasonable doubts exist concerning Buyer's ability to make timely payments hereunder, Seller shall give notice of such determination. During the four (4) days following the giving of such notice, Buyer and Seller shall discuss and review Buyer's financial information and whether such information adequately resolves such doubts. If Seller determines that the financial information provided by Buyer fails to adequately resolve such doubts or is incomplete or deficient, Seller may, on the fifth (5) day following the giving of Seller's notice, initiate advance cash payment (i.e., prepayment) procedures, or request other security satisfactory to Seller. If requested by Seller, Buyer shall provide satisfactory security on demand, and Seller may suspend deliveries hereunder until such security is received by Seller. If Seller initiates advance cash payment procedures or requests other security and such security is furnished by Buyer, and if Buyer thereafter establishes that the grounds for Seller's determination that Buyer's financial security is impaired or unsatisfactory are no longer applicable, Seller shall discontinue advance cash payment procedures and/or release the security previously furnished by Buyer and the billing procedure hereunder shall revert prospectively to that set forth in
Article 11. Each Party shall have the right to set off any amounts due to the other Party under this Agreement against any amounts due from the other Party under this Agreement or any other agreement. The exercise of any right under this section shall be without prejudice to any claims for damages or any other right under this Agreement or applicable law.

17.2 Bankruptcy of Party. The filing of a petition in bankruptcy by either Party, or the initiation by such Party of proceedings for reorganization under the Bankruptcy Code, or the appointment of a receiver for such Party (or for any property of such Party required for the performance of this Agreement), or the filing of any insolvency proceeding against such Party, or the execution by such Party of an assignment for the benefit of its creditors shall constitute a breach by such Party of its warranties under this Agreement. In addition Seller shall be deemed in breach of its warranties under this Agreement if any of the foregoing acts or actions are taken by or against Seller's affiliated corporation, CNG Producing Company, or Seller's parent corporation, Consolidated Natural Gas Company. This Agreement may be terminated by the other Party, upon fifteen (15) days written notice to the Party breaching this Section 17.2. Such termination shall not be to the exclusion of any other remedies available to the terminating Party under this Agreement or applicable law.



                                 ARTICLE 18
                                 ASSIGNMENT

18.1 Assignment of the Agreement. This Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld; provided, however, that without the consent of the other Party, either Buyer or Seller, without relieving itself of its obligations under this Agreement may assign this Agreement to its parent corporation or to an entity with which it is under common ownership and control. Any entity which shall succeed by purchase, merger, or consolidation of the properties, substantially as an entity, of Seller or of Buyer, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. This Agreement shall be binding on each Party's successors and assigns.


                                 ARTICLE 19
                            COLLATERAL DOCUMENTS

19.1 Capacity Management Agreement. Contemporaneously with the execution of this document, the Parties are executing the Capacity Management Agreement.

19.2 Support Letter. Seller is furnishing contemporaneously with the execution hereof, an executed support letter from Seller's parent, Consolidated Natural Gas Company. A form of such letter is attached as Exhibit "B" hereto.

19.3 Guarantee. Seller is furnishing contemporaneously with the execution hereof, an executed written guarantee from Seller's affiliate, CNG Producing Company, in the form and substance set out in Exhibit "C" hereto. If the total common stockholders' equity of CNG Producing Company, as reflected in the consolidating balance sheet contained in the most recent Form USS of Consolidated Natural Gas Company filed with the Securities and Exchange commission pursuant to the Public Utility Holding company Act of 1935, falls below the sum of $150,000,000.00, Seller shall so notify Buyer. Upon receipt of such notification, Buyer may request Seller to provide an additional guarantee, conforming to the substance of Exhibit "C", from an affiliated or non-affiliated entity having sufficient total common stockholders' equity such that the combined total common stockholders' equity of CNG Producing Company and such additional guarantor, as of the date of the foregoing balance sheet and the date of the most recent audited balance sheet of the additional guarantor, equals or exceeds the sum of $150,000,000.00. If Seller fails to provide such additional guarantee on or before 60 days after Buyer's request ("cut-off date"), Buyer may terminate this Agreement; provided (i) such termination notice is given no later than 10 days after the cut-off date and (ii) such termination shall be effective on the first day of the second month after such notice is received by Seller.

19.4 Buyer's Agreements with Transporters. Buyer agrees to execute promptly and in proper form any and all transportation (including storage) service agreements with

Transporters (including amendments thereto) that may be required to perfect Buyer's Unbundled Capacity Rights and Individually-Certificated Capacity Rights and to maintain agreements to receive the same level of service in full force and effect during the term hereof; provided nothing in this
Section 19.4 shall impair Buyer's right to convert or otherwise modify its Unbundled Capacity Rights and Individually-Certificated Capacity Rights to the extent permitted by FERC regulations and orders. Buyer also agrees to execute an Operational Balancing Agreement or other service agreement with Algonquin (covering gas flowing to the City Gate) and to maintain such agreement in full force and effect during the term hereof. Buyer shall be solely responsible for any balancing, payback or other obligations arising under such service agreement.

19.5 Seller's Agreements with Transporters. Seller agrees to execute promptly and in proper form the agreements with Transporters identified in the Capacity Management Agreement. Seller also agrees to execute or to cause Seller's affiliate, CNG Producing Company, to execute a service agreement with Texas Eastern for TABS-1 service and to maintain such agreement in full force and effect during the term hereof. Seller and/or CNG Producing Company shall be solely responsible for any balancing, payback or other obligations arising under such service agreement.


                                ARTICLE 20
                           TRANSPORTER PENALTIES

20.1 Responsibility for Penalties. Should any penalty be levied by Transporter, Seller shall pay such penalty under protest. Thereafter, the Parties shall investigate and determine whether such penalty was wrongfully assessed by Transporter, and if not wrongfully assessed, whether Buyer was at fault for causing the penalty to be incurred. If Buyer is determined to be at fault, Buyer shall be liable for payment of such penalty and will reimburse Seller in the event such penalty was earlier paid by Seller.


                               ARTICLE 21
                             MISCELLANEOUS

21.1 Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Massachusetts, excluding the conflict of laws principles applied in that state.

21.2 Entire Agreement. This Agreement (which includes attached hereto Exhibits "A", "B", "C", and "D" and Appendices I, II, III, and IV), together with the Capacity Management Agreement, constitutes the entire agreement between the Parties covering the subject matter hereof and supersedes any and all prior agreements, understandings, correspondence and other communications, written or oral, regarding the subject matter covered by this agreement and the Capacity Management Agreement.

21.3 Notices. Unless otherwise specified herein, any notice required or permitted hereunder shall be in writing. Any such notice shall be deemed given (i) when sent by Federal Express or other overnight delivery service to the street address of the Parties shown below, or (ii) when transmitted by facsimile transmission (FAX) to the Parties' respective numbers shown below:

     (a)  CNG Gas Services Corporation
          One Park Ridge Center
          Pittsburgh, PA 15244-0746
          Attn: Director, Supply and Transportation

          FAX NO. (412) 787-4260


     (b)  Fall River Gas Company
          155 N. Main Street
          Fall River, MA 02720
          Attn: Jack Fanning

          FAX NO. (508) 673-4290

Any FAX communication shall be promptly confirmed by mail. Either Party may change such address or telephone number by giving prior notice to the other Party.

21.4 Exclusion of Third Party Rights. This Agreement is for the sole and exclusive benefit of the Parties hereto. Nothing expressed or implied herein is intended to benefit any other person or entity not a Party hereto. None of such persons or entities shall have any legal or equitable right, remedy, or claim under this Agreement or any provision herein.

21.5 Waiver. Any waiver by either Party of performance due by the other Party hereunder shall be without prejudice to the right of that waiving Party to demand future performance which is in strict compliance with the terms hereof by that other Party.

21.6 Confidentiality. This Agreement and all notices, statements, correspondence, and other communications relating to the negotiation or administration of this Agreement ("Agreement Information") are non-public, confidential, and proprietary. Each Party shall keep such Agreement Information strictly confidential for a period ending two (2) years after the expiration or termination of this Agreement. Subject to any disclosure obligations imposed upon Buyer as a governmental entity or as a private entity subject to state public utility commission jurisdiction, to the provisions of Section 11.7 permitting a coordinated audit by members of the ABC Group and to the provisions of 21.11 permitting joint arbitration of common issues, the Parties agree that they shall not disclose, reveal or divulge the Agreement Information to any person other than a director, officer, employee (including an employee of any affiliate of that Party), auditor, or advisor of that Party who needs to know such Agreement Information and is obligated to keep the Agreement Information strictly confidential, without the prior written consent of the other Party or except as may be required to comply with any statute, ordinance or order of a court or governmental agency having subject matter jurisdiction. Each Party hereby gives its consent in advance to disclosure of this Agreement in connection with pricing arbitration proceedings involving such other Party; provided such other Party takes steps to ensure to the extent permitted by law that the record of such arbitration proceeding does not become public information. In the event disclosure of Agreement Information is required to any governmental agency, the Party making such disclosure shall seek confidential treatment thereof by the governmental agency, including but not limited to, exemption of Agreement Information (to the extent permitted by law) from public access under any applicable freedom of information statute and the redacting of any Agreement Information included in the public record to delete pricing and other commercially sensitive data.

21.7 Refunds and Retroactive Price Adjustments. Except as provided in Section
8.2 and in the Capacity Management Agreement, neither Party shall be obligated by this Agreement to flow through to the other Party or any other person via refund, retroactive price adjustment, or other means any rate refund or other payment received by that Party from any pipeline or other entity that may transport the Gas delivered or received hereunder for the account of that Party.

21.8 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable to any extent, and for any reason, by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall continue in full force and effect to the full extent permitted by law; provided, however, that if Article 10 or Section 14.3, 14.4, 19.2, 19.3 or 21.13 is held invalid, illegal, or unenforceable to any extent, Buyer shall have the right to terminate this Agreement immediately.
In the event any provision is held invalid, illegal, or unenforceable, the Parties shall meet promptly to work together in good faith to replace the provision or term so as to effectuate the intent of the Parties regarding this Agreement.

21.9 Amendments and Other Modifications. Amendments and other modifications of this Agreement shall be or become effective only upon mutual execution of written documents hereto by the duly authorized representatives of the respective Parties.

21.10 Headings. The Article and Section headings in this Agreement are for purposes of reference only and shall not affect the meaning of any provision of this Agreement.

21.11 Arbitration. All claims, disputes and other matters in question arising out of, or relating to this Agreement or the breach thereof shall be decided by arbitration using a single arbitrator who (a) is acceptable to both Parties, (b) has professional experience in and knowledge of the natural gas industry, and (c) is not now and has not been an employee of or a consultant for either Party within the past 5 years in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force, unless the parties agree otherwise. If there are common issues in controversy involving two or more members of the ABC Group, such issues shall be resolved in a joint arbitration proceeding: If the Parties fail to agree on such single arbitrator, either Party may petition the United States District Court for the District of Massachusetts for the appointment of such arbitrator. This arbitration clause shall be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. Notice of a demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The arbitration shall be conducted in Boston, Massachusetts, or such other place as the parties may agree. The parties shall continue to perform under this Agreement during any arbitration proceedings, unless otherwise agreed in writing.

21.12 Further Assurances. Buyer and Seller agree that, from time to time, each of them will take such actions as may be necessary to carry out the purposes of this Agreement, including such temporary adjustments to the nominating, dispatching and billing procedures stated herein as may be reasonably required if the Commencement Date occurs other than on the first day of the month.

21.13 Reserve Auditor's Report. At Buyer's request, Seller agrees to cause
CNG Producing Company to furnish a report from the Reserve Auditor concerning the gas reserves of CNG Producing Company as of January 1 of the year in which such request is made. A form of such report is attached hereto as Exhibit
"D". Such report shall constitute Agreement Information for purposes of
Section 21.6. If such report shows that the Proved Working Interest Gas Reserves are less than 150 billion cubic feet, Buyer may terminate this Agreement; provided (i) such termination notice is given no later than 10 days after such report is furnished by Seller and (ii) such termination shall be effective on the first day of the second month after such notice is received by Seller.

21.14 Additional Credit by Seller to Buyer's Account. Each month during the term hereof, Seller shall credit Buyer's account with an amount equal to one-twelfth (1/12) of the Reservation Fee payable to Texas Eastern pursuant to Buyer's service agreement under Texas Eastern Rate Schedule CDS.


    IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective on the day and year first written above.


CNG GAS SERVICES CORPORATION, SELLER

By:    Carter T. Funk
      ----------------------------
Title: V.P. & Gen Mgr
      ----------------------------

FALL RIVER GAS COMPANY, BUYER

By:    xxx
      ---------------------------
Title: President
      ---------------------------

                                   EXHIBIT "A"
                              To Gas Sales Agreement
                            Dated June 1, 1993 Between
                         CNG Gas Services Corporation and
                               Fall River Gas Company



                                                        Type of
                      Rate              Contract        Capacity        Special Title
   Transporter        Schedule          Number          Right           Transfer Point
   -----------        --------          --------        --------        --------------
      TE(1)           CDS               800297           Unbundled        No
      TE              CDS               800109           Unbundled        No
      TE              SS-1              400154           Unbundled        No
      TE              SS-1              400155           Unbundled        No
      TE              SS-1              400156           Unbundled        No
      TE              FTS-7             331702           Ind. Cert(2)     Oakford/
                                                                          Lambertville
      AL(3)           AFT-E             93007E           Unbundled        No
      AL              AFT-E             9W006E           Unbundled        No
      AL              AFT-1             93405            Unbundled        No
      AL              AFT-1             9B104            Unbundled        No
      AL              AIT-1             931006B          Unbundled        No
      AL              AIT-1             9310075          Unbundled        No
      AL              PTP               934003           Ind. Cert.       Lambertville
      TE              IT-1              331053           Unbundled        CNGT/
                                                                          Lambertville
      TE              IT-1              331052           Unbundled        Oakford/
                                                                          Lambertville
      CNGT(4)          -                GS2M             TBD(5)           TBD
      CNGT             -                GS3M             TBD              TBD

_______________________
(1) Texas Eastern

(2) Individually certificated

(3) Algonquin

(4) CNG Transmission

(5) To be determined

                                   EXHIBIT "B"
                              To Gas Sales Agreement
                            Dated June 1, 1993 Between
                         CNG Gas Services Corporation and
                               Fall River Gas Company



                              (Form of Support Letter)
                               ----------------------

                                        Date

Fall River Gas Company
155 N. Main Street
Fall River, MA 02720

Attn: Jack Fanning

Gentlemen:

    Consolidated Natural Gas Company ("CNG") is aware that its CNG Gas Services Corporation subsidiary ("GSC") has entered into a Gas Sales Agreement dated June 1, 1993 with Fall River Gas Company. CNG owns 100% of the capital stock of GSC and has established GSC as its principal marketing arm of the CNG system.

    CNG, since its inception in 1943, has always supported its subsidiaries so that they fulfilled their obligations. In connection with the Gas Sales Agreement, CNG confirms that it is its firm policy to (i) support GSC so that it will be able to fulfill its obligations under agreements, such as the Gas Sales Agreement with Fall River Gas Company, and (ii) take any and all actions to assure that GSC will have sufficient resources to allow it to fulfill its obligations under the Gas Sales Agreement.

                                             Sincerely,

                                   GUARANTEE
                                   ----------

    THIS GUARANTEE is made this 1st day of August, 1993, by CNG Producing Company, a Delaware Corporation, (hereinafter referred to as the "Guarantor") in favor of Fall River Gas Company (hereinafter referred to as "Creditor").

    WHEREAS, Creditor and CNG Gas Services Corporation (hereinafter referred to as "Debtor") will enter into that certain Gas Sales Agreement dated as of June 1, 1993, pursuant to which Creditor will purchase natural gas (hereinafter referred to as the "Gas Sales Agreement"); and

    WHEREAS, Guarantor, as the affiliated corporation of Debtor, has assets of $1,265,815,000.00 as of March 31, 1993;

    WHEREAS, as an inducement to Creditor to enter into the Gas Sales Agreement, Guarantor has agreed to provide this Guarantee, as provided herein;

    NOW, THEREFORE, for and in consideration of the premises, Guarantor hereby agrees as follows:

    1. GUARANTEE. Subject to the provisions hereof, Guarantor, including any of Guarantor's successors, hereby irrevocably, absolutely and unconditionally guarantees the timely performance of the obligations of Debtor to Creditor as set forth in the Gas Sales Agreement ("Debtor's Obligations"). To the extent that Debtor shall fail to perform any of Debtor's Obligations, Guarantor shall perform or cause to be performed Debtor's Obligations. The liability of Guarantor under this Guarantee shall be subject to the following:

    (a) Any amendment, waiver, or modification of or addition or supplement to or deletion from any of the terms of the Gas Sales Agreement shall require Guarantor's consent;

    (b) If Guarantor fails to perform any of Debtor's Obligations, Guarantor shall be responsible to Debtor for only those damages for which Debtor may be responsible, as set forth in Sections 6.2, 12.1, 14.2 and 14.3 and in Article 16 of the Gas Sales Agreement; and

    (c) To the extent the Gas Sales Agreement permits alternative methods of performance by Debtor, performance by Guarantor of any of such methods of performance shall fulfill Guarantor's obligation under this Guarantee, and Guarantor shall not be held to any different or greater obligation than that of Debtor under the Gas Sales Agreement.

    2. DEMANDS AND NOTICE. If Debtor fails or refuses to perform any of Debtor's Obligations, Creditor shall notify Guarantor in writing of the manner in which

Debtor has failed to perform and demand performance by Guarantor. If Debtor's failure or refusal to perform continues for a period of fifteen (15) days after the date of Creditor's notice to Guarantor, and Creditor has elected to exercise its rights under this Guarantee, Creditor shall make a demand upon Guarantor (hereinafter referred to as a "Performance Demand"). A Performance Demand shall be in writing and shall reasonably and briefly specify in what manner Debtor has failed to perform the Debtor's Obligations, with a specific statement that Creditor is calling upon Guarantor to perform under this Guarantee. A Performance Demand in the foregoing form shall be deemed sufficient notice to Guarantor that it must perform or cause to be performed the Debtor's Obligation. A single written Performance Demand shall be effective as to any specific default during the continuance of such default, until Debtor or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured.

     3. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

     (a) it is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guarantee;

     (b) no authorization, approval, consent, or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guarantee; and

     (c) assuming due authorization, execution and delivery hereof by Creditor, this Guarantee constitutes a valid and legally binding agreement of Guarantor.

     4. SETOFFS AND COUNTERCLAIMS. Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses which Debtor is or may be entitled to arising from or out of the Gas Sales Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Debtor.

     5. AMENDMENT OF GUARANTEE. No term or provision of this Guarantee shall be amended, modified, altered, waived, supplemented or terminated except in a writing signed by the parties hereto.

     6. WAIVERS. Guarantor hereby waives (a) notice of acceptance of this Guarantee; (b) presentment and demand concerning the liabilities of Guarantor, except as expressly hereinabove set forth; and (c) any right to require that any action or proceeding be brought against Debtor or any other person, or except as expressly hereinabove set forth, to require that Creditor seek enforcement of any performance against Debtor or any other person, prior to any action against Guarantor under the terms hereof.

     No delay of Creditor in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

     7. NOTICE. Any Performance Demand, notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called "Notice") shall be in writing and shall be deemed given when sent by Federal Express or other overnight delivery service, or transmitted by facsimile transmission (FAX), as follows:

        To Creditor:

        Fall River Gas Company
        155 N. Main Street
        Fall River, MA 02720
        Attn: Jack Fanning

        FAX: (508) 673-4290


        To Guarantor:

        CNG Producing Company
        CNG Tower
        1450 Poydras Street
        New Orleans, LA 70115-6000
        Attention: General Counsel

        FAX: (504) 593-7346

     Any FAX communication shall be promptly confirmed by mail. Either party may change such address or telephone number by giving prior notice to the other party.

     8. TERM. This Guarantee shall be effective for a term concurrent with the term of the Gas Sales Agreement.

     9. MISCELLANEOUS. This Guarantee shall be governed by and interpreted in accordance with the laws of Massachusetts, excluding the conflicts of laws principles applied in that state. This Guarantee shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of Creditor. This Guarantee Agreement shall not be pledged, mortgaged, assigned or otherwise transferred to any person or entity; provided that if the Gas Sales Agreement is pledged, mortgaged, or assigned to any financier as permitted under the Gas Sales Agreement, pursuant to any mortgage, indenture or similar agreement now in effect, or hereafter entered into by Creditor, this

Guarantee Agreement may be similarly pledged, mortgaged, or assigned; and further provided, with Creditor's prior consent (which consent shall not be unreasonably withheld), this Guarantee Agreement may be assigned to a person or entity under common ownership and control with Guarantor in connection with a business reorganization affecting Guarantor. The Guarantee embodies the entire agreement and understanding between Guarantor and Creditor and supersedes all prior agreements and understandings relating to the subject matter hereof. The headings in this Guarantee may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, Guarantor and Creditor have caused this Guarantee to be executed as of the day and year first above written.

                                CNG PRODUCING COMPANY


                                By:     /s/ Paul P. [illegible]
                                       ---------------------------------

                                Title:  Senior Vice President and CFO
                                       ---------------------------------




                                FALL RIVER GAS COMPANY


                                By:     /s/ Jack [illegible]
                                       ---------------------------------

                                Title:  Vice President - Gas Supply
                                       ---------------------------------

                                  EXHIBIT "D"
                            To Gas Sales Agreement
                          Dated June 1, 1993 Between
                        CNG Gas Services Corporation and
                             Fall River Gas Company


                        FORM OF RESERVE AUDITOR'S REPORT
                        --------------------------------

                         [Reserve Auditor's Letterhead]


Fall River Gas Company
155 N. Main Street
Fall River, MA 02720

Attn: Jack Fanning

Gentlemen:

     [Reserve Auditor] has audited the Proved Reserves of gas attributable to the interest of CNG Producing Company as of January 1, 199 . The quantity of Proved Working Interest Gas Reserves (as defined by the Securities and
Exchange Commission) at that date is              billion cubic feet,
measured at a pressure base of 14.73 psia and 60 degrees Fahrenheit. Based on gas contract data reviewed by [Reserve Auditor] as of January 1, 199 , at
least        billion cubic feet of that quantity are not subject to
restrictions due to firm gas sales contracts having a term of one year or longer having been entered into as of that date by CNG Producing Company with affiliated and non-affiliated purchasers.

     The above estimate is intended to confirm CNG Producing Company's supply position as of January 1, 199 .

                                        Sincerely yours,

                                        [RESERVE AUDITOR]


                                        By:
                                            ---------------------------
                                            Authorized Representative

                                   APPENDIX I
                             To Gas Sales Agreement
                          Dated June 1, 1993 Between
                        CNG Gas Services Corporation and
                             Fall River Gas Company


                   COMMODITY UNIT PRICE COMPUTATION PROCEDURE

A.  RESERVED GAS COMMODITY UNIT PRICE:

    The Reserved Gas Commodity Unit Price for each month shall be equal to the average of the "Index Prices" effective as of the first day of that month (as listed on the table entitled "Prices of Spot Gas Delivered to Pipeline), as published in INSIDE FERC'S GAS MARKET REPORT for that month, for deliveries into Texas Eastern at Zones ELA, WLA, ETX, and STX and at pipeline interconnection points with Texas Eastern at Kosciusko, Mississippi ("Kosciusko"), as weighted in proportion to Buyer's respective Base Segment Capacity Entitlement on Texas Eastern for each such zone or point.

B.  BACK-UP GAS COMMODITY UNIT PRICE:

    The Back-Up Gas Commodity Unit Price for each month shall be equal to product of (i) 2.0 and (ii) the "Index Price" effective as of the first day of that month (as listed on the table entitled "Prices of Spot Gas Delivered to Pipelines"), as published in INSIDE FERC'S GAS MARKET REPORT for that month, for CNG Transmission Corp. (Appalachia); provided that the Back-Up Gas Commodity Charge shall not exceed $3.85 per MMBtu into CNG Transmission for deliveries made during the first Contract Year.

Until such time as INSIDE FERC'S GAS MARKET REPORT reports the Index Prices for gas delivered into Texas Eastern, as specified above, the following substitute indices shall be used:

    1.  LA Zone for WLA and ELA Zones:

    2.  TX Zone for STX and ETX Zones; and

    3. The arithmetic average of prices listed for Texas Eastern at Kosciusko, Mississippi under the column entitled "This Week" in the table entitled

"Spot Prices on Interstate Pipeline Systems", as such table appears in the each weekly edition of Natural Gas Week, as published during the applicable month for Kosciusko.

                                  APPENDIX II
                            To Gas Sales Agreement
                          Dated June 1, 1993 Between
                       CNG Gas Services Corporation and
                           Fall River Gas Company

                       EXAMPLE ILLUSTRATING PROCEDURE
                TO DETERMINE TRANSPORTATION SHRINKAGE QUANTITY

Key Principle:

RQ changes each month based on MTQ plus fuel related to transportation AND fuel related to storage, on each Tansporter in chain. RQ is contingent upon Nominated Quantities.

Therefore, if Pipelines X, Y, and Z are used to effect deliveries:

Reservation Quantity (RQ) = Maximum Transportation Quantity (MTG) +
     Transportation Shrinkage Quantity (TSQ)
     where the TSQ includes fuel on such quantities as are injected into storage

TSQ(z)(Per Transporter) = MTQ(z)/(1-Fuel %(z)) - MTQ(z) where (z) is the last pipeline in the chain and the one that effects delivery at the City Gate.

TSQ(y)(Per Transporter) = MTQ(y)/(1-Fuel %(y)) - MTQ(y) where (y) is the next to last pipeline in the chain and the one that effects delivery to the last pipeline (z) in the chain, and where MTQ(y) = MTQ(z) + TSQ(z).

TSQ(x)(Per Transporter) = MTQ(x)/(1-Fuel %(x)) - MTQ(x) where (x) is the first pipeline in the chain and the one that effects delivery to the next to last pipeline (y) in the chain, and where MTQ(x) = MTQ(y) + TSQ(y).

Then:

TSQ = (MTQ/((1-Fuel Z)*(1-Fuel Y)*(1-Fuel X))) - MTQ

Sample Calculation:


Fuel Shrinkage                  Reciprocal                MMBtu's Required

3.00% = Fuel Z                     0.97                         1,031
2.00% = Fuel Y                     0.98                         1,052
5.00% = Fuel X                     0.95                         1,107


         RQ     =     1,107 MMBtu's
         MTQ    =     1,000 MMBtu's
         TSQ    =       107 MMBtu's

                                 APPENDIX III
                            To Gas Sales Agreement
                          Dated June 1, 1993 Between
                       CNG Gas Services Corporation and
                           Fall River Gas Company

                            STORAGE ACCOUNT SCHEDULE
                      APRIL 199   THROUGH MARCH, 199   SEASON
                          REVISED AS OF ______________

1) Activity to Date:

     Cumulative Storage Input Quantities:  ___ MMBtu's
     Cumulative Storage Output Quantities: ___ MMBtu's

2) Target percentage fill (input) [e.g. 100%]; turn (output)
   [e.g. 80%]

3) November inputs? yes/no;     April outputs? yes/no


I.  STORAGE INPUT QUANTITY

MONTH                       Minimum     Maximum     Default     Actual*

April, 1993
May, 1993
June, 1993
July, 1993
August, 1993
September, 1993
October, 1993
November, 1993
--------------

TOTAL

II. STORAGE OUTPUT QUANTITY

MONTH                       Minimum     Maximum     Default     Actual*

October, 1993
November, 1993
December, 1993
January, 1994
February, 1994
March, 1994
April 1994
--------------

TOTAL

*Column for informational purpose only, but used to calculate figures in preceding columns.

                                 APPENDIX IV
                            To Gas Sales Agreement
                          Dated June 1, 1993 Between
                       CNG Gas Services Corporation and
                           Fall River Gas Company

                          SCHEDULE OF EXTRANEOUS GAS

I.  SOURCES OF EXTRANEOUS GAS:

      A. Peak-shaving Gas available to Buyer's local distribution facilities from the following propane injection and/or other facilities:

                                [TO COME]

      B. Gas available to Buyer's local distribution facilities under the following exchange or transportation agreements;

                                [TO COME]

      C. Gas resulting from the evaporation of liquified natural gas ("LNG") and available from Distrigas of Massachusetts Corporation or other suppliers located in the vicinity of Boston, Massachusetts and available by pipeline, truck or other means to Buyer's local distribution facilities.

II. MAXIMUM QUANTITIES OF EXTRANEOUS GAS:

                   Month                         MMBtu's Per Day
                   -----                         ---------------

                   April                           ____________
                   May                             ____________
                   June                            ____________
                   July                            ____________
                   August                          ____________
                   September                       ____________
                   October                         ____________
                   November                        ____________
                   December                        ____________
                   January                         ____________
                   February                        ____________
                   March                           ____________

                                       i